     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 23, 1999



                                                      REGISTRATION NO. 333-74203

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                DAG MEDIA, INC.
             (Exact name of Registrant as specified in its charter)

                NEW YORK                                    2741                                   11-3474831
    (State or Other Jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     Incorporation or Organization)             Classification Code Number)                   Identification No.)

                            ------------------------

                              125-10 QUEENS BLVD.
                             KEW GARDENS, NY 11415
                                 (718) 263-8454
  (Address, including zip code, and telephone number, including area code, of registrant's executive offices)
                         ------------------------------

                                   ASSAF RAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                DAG MEDIA, INC.
                            125-10 QUEENS BOULEVARD
                             KEW GARDENS, NY 11415
                                 (718) 263-8454
(Name, address, including zip code, and telephone number, including area code of agent for service)
                            ------------------------

                                   COPIES TO:

         STEPHEN A. ZELNICK, ESQ.                    MARK A. VON BERGEN, ESQ.
    MORSE, ZELNICK, ROSE & LANDER, LLP            WEISS, JENSEN, ELLIS & HOWARD
              450 PARK AVE.                          2300 U.S. BANCORP TOWER
            NEW YORK, NY 10022                        111 S.W. FIFTH AVENUE
              (212) 838-8040                            PORTLAND, OR 97204
        (212) 838-9190 (FACSIMILE)                        (503)243-2300
                                                    (503) 241-8014 (FACSIMILE)

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.


    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. /X/


    If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /

                           --------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK TO OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (SUBJECT TO COMPLETION)


DATED APRIL 23, 1999


                            1,325,000 COMMON SHARES

                                     [LOGO]

                                DAG MEDIA, INC.


    This is the initial public offering of DAG Media, Inc. We are offering 1,250,000 common shares, and Assaf Ran, our founder and principal shareholder, is offering 75,000 common shares. The initial public offering price for each common share is $6.50.



    There has been no prior market for our common shares. We applied to have our common shares listed on the Nasdaq SmallCap Market under the symbol "DAGM."



    SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR SOME OF THE FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON SHARES.



    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                                                                      DAG MEDIA              SELLING SHAREHOLDER
                                                             ---------------------------  -------------------------
                                                              PER SHARE       TOTAL        PER SHARE      TOTAL
                                                             -----------  --------------  -----------  ------------
Initial public offering price..............................   $    6.50   $    8,125,000   $    6.50   $    487,500
Underwriting discounts and commissions.....................   $    0.65   $      812,500   $    0.65   $     48,750
Proceeds before expenses...................................   $    5.85   $    7,312,500   $    5.85   $    438,750



    We have granted the underwriters a 45-day option to purchase up to an additional 198,750 common shares from us at the initial public offering price less the underwriting discounts and commissions to cover over-allotments.



    This is a firm commitment underwriting. The underwriters expect to deliver the common shares offered by this prospectus against payment on or about
             , 1999.



PAULSON INVESTMENT COMPANY, INC.                         REDWINE & COMPANY, INC.



                The date of this prospectus is           , 1999

    The JEWISH ISRAELI YELLOW PAGES-Registered Trademark- and variants thereof, and THE JEWISH REFERRAL SERVICE-Registered Trademark- are our registered trademarks or service marks. We also plan to seek federal trademark and service mark protection for THE JEWISH MASTER GUIDE-TM- and for NEWYELLOW-TM-. All other trademarks, service marks and trade names appearing in this prospectus are the property of their respective holders.

                                    SUMMARY



    UNLESS STATED TO THE CONTRARY, REFERENCES TO "WE," "US,"OR "OUR" REFER TO DAG MEDIA AND, WHERE APPROPRIATE, OUR PREDECESSORS AND SUBSIDIARIES.


                                   DAG MEDIA


    We publish and distribute yellow page directories in print and on the world wide web. Our largest directory, THE JEWISH ISRAELI YELLOW PAGES, has been published, bilingually, in English and Hebrew, since February 1990 and covers the New York metropolitan area. We also publish a smaller English-only yellow page directory, THE JEWISH MASTER GUIDE, which is distributed to the Hasidic and ultra-Orthodox Jewish communities in the New York metropolitan area. To give added value to users of and advertisers in our directories, we also operate THE JEWISH REFERRAL SERVICE and a "portal" web site on the Internet. The JEWISH REFERRAL SERVICE directs potential customers and clients to businesses that advertise in our directories. Our web site contains English-only versions of our directories and has links to web sites maintained by advertisers in our directories and other web sites, including those containing programs, events and news of particular interest to the Jewish and Israeli communities.



GROWTH STRATEGY



    We plan to expand our operations by introducing an English-only, general interest yellow page directory, NEWYELLOW, in the New York metropolitan area that will compete directly with the Bell Atlantic Yellow Pages. We plan to introduce the first NEWYELLOW directory in Manhattan by June 2000. If the Manhattan NEWYELLOW directory is successful, we plan to add additional NEWYELLOW directories covering other boroughs in New York City and other counties in the New York metropolitan area. We may also explore opportunities for offering yellow page directories and referral services in other cities with large Jewish and Israeli populations such as Miami, Florida and Los Angeles, California.



EXECUTIVE OFFICES AND WEB SITES



    Our executive offices are located at 125-10 Queens Boulevard, Kew Gardens, New York 11415, and our telephone number is (718) 263-8454. Our addresses on the world wide web are HTTP://WWW.PORTY.COM, HTTP://WWW.JEWISHYELLOW.COM, HTTP://WWW.DAPEY-ASSAF.COM AND HTTP://WWW.NEWYELLOW.COM.

                                  THE OFFERING



Common shares being offered..............  1,250,000 by us and 75,000 by our principal shareholder

Offering price...........................  $6.50 per common share

Common shares outstanding:
  Before the offering....................  1,726,190
  After the offering.....................  2,976,190

Use of proceeds..........................  Printing, publishing and distribution costs for NEWYELLOW; sales commission
                                           advances for NEWYELLOW; marketing and
                                           promotional expenses for NEWYELLOW and
                                           our web site; and general corporate
                                           purposes, including working capital.

Proposed Nasdaq SmallCap Market symbol
  for the common shares..................  DAGM



    All of the common shares outstanding before this offering will be issued immediately before the effective date of this offering.



    Common shares outstanding excludes 124,000 common shares reserved for issuance under our 1999 Stock Option Plan.



    Common shares outstanding after the offering assumes that the underwriters will not exercise their option to purchase additional common shares to cover over-allotments.

                             SUMMARY FINANCIAL DATA


    The summary financial data contained in this section of the prospectus should be read together with our audited consolidated financial statements, the audited financial statements of Dapey Assaf-Hamadrikh Leassakim Israelim Be New York and our unaudited pro forma condensed consolidated financial statements, including the notes accompanying these statements, and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus.



    - Our historical financial data include the accounts of Dapey Assaf-Dapey Zahav and 50% of the net income of Dapey Assaf-Hamadrikh.



    - Pro forma statement of operations data assume that Dapey Assaf-Hamadrikh became our wholly owned subsidiary on January 1, 1998 and pro forma balance sheet data assume that it became our wholly owned subsidiary on December 31, 1998.



    - Pro forma, as adjusted balance sheet data assume that Dapey Assaf-Hamadrikh became our wholly owned subsidiary on January 1, 1998 and pro forma balance sheet data assume that it became our wholly owned subsidiary on December 31, 1998 and give effect to the sale of the common shares offered by us in this prospectus, after deducting $1,512,500, our share of the underwriting discounts and commissions and other estimated offering expenses.



STATEMENT OF OPERATIONS DATA:



                                                                               YEARS ENDED DECEMBER 31,
                                                                      -------------------------------------------
                                                                                                        1998
                                                                          1997           1998        (PRO FORMA)
                                                                      -------------  -------------  -------------
Net advertising revenues............................................  $   2,501,754  $   2,759,092  $   2,835,917
Publishing costs....................................................        441,535        377,983        377,983
                                                                      -------------  -------------  -------------
Gross profit........................................................      2,060,219      2,381,109      2,457,934
Operating costs and expenses:
  Selling expenses..................................................        922,124        946,315        957,227
  Administrative and general expenses...............................        658,956        765,233        893,116
                                                                      -------------  -------------  -------------
  Total operating costs and expenses................................      1,581,080      1,711,548      1,850,343
                                                                      -------------  -------------  -------------
Earnings from operations before provision for income taxes and
  equity income.....................................................        479,139        669,561        607,591
Provision for income taxes..........................................        240,000        329,000        312,000
Equity in earnings of affiliate.....................................         16,012         17,035       --
                                                                      -------------  -------------  -------------
Net income..........................................................  $     255,151  $     357,596  $     295,591
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Basic and diluted net income per common share outstanding...........  $        0.20  $        0.29  $        0.17
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Basic and diluted weighted average number of common shares
  outstanding.......................................................      1,250,000      1,250,000      1,726,190
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------



    Pro forma administrative and general expenses assumes that the compensation paid to Assaf Ran was $75,000, the amount payable under his employment agreement that takes effect on the effective date of this offering, rather than the $25,000 that was actually paid to him.

BALANCE SHEET DATA:



                                                                                DECEMBER 31, 1998
                                                                 -----------------------------------------------
                                                                                                    PRO FORMA
                                                                     ACTUAL        PRO FORMA       AS ADJUSTED
                                                                 --------------  --------------  ---------------
Cash...........................................................  $      310,185  $      385,325  $     7,293,088
Working capital................................................         162,041         162,561        7,070,323
Total assets...................................................       2,970,190       4,363,046       10,975,546
Total liabilities..............................................       2,445,451       2,445,451        2,445,451
Total shareholders' equity.....................................         524,739       1,917,595        8,530,095

                                  RISK FACTORS


    YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED BELOW, AS WELL AS THE OTHER INFORMATION APPEARING IN THIS PROSPECTUS, BEFORE PURCHASING ANY OF OUR COMMON SHARES.



BELL ATLANTIC AND OTHER EXISTING OR POTENTIAL COMPETITORS HAVE SIGNIFICANT
  COMPETITIVE ADVANTAGES.



    Our principal competitor in the New York metropolitan market is Bell Atlantic. In addition, there are a number of companies that publish yellow page directories for distinct neighborhoods. Since there are no significant barriers to entry, any company with access to a reasonable amount of capital, such as regional and local telephone companies and publishing companies, can publish yellow page directories in print and on the Internet that will compete with our existing directories and directories that we may publish in the future.



    Many of our competitors, particularly Bell Atlantic, have significant operating and financial advantages. These advantages include


    - greater financial, personnel, technical and marketing resources,

    - superior systems,

    - stronger relationships with advertisers,


    - greater production capacity,


    - better-developed distribution channels, and

    - greater name recognition.


Our competitors can reduce advertising rates, particularly where directory operations can be subsidized by other revenues, making advertising in our directories less attractive. In response to competitive pressures, we may have to increase our sales and marketing expenses or reduce our advertising rates. Since we may not capture a significant share of the markets where we operate, we cannot assure you that we can compete effectively. See "Business -- Competition" for a further discussion of the competitive environment in which we operate.



WE ARE PLANNING TO INTRODUCE A NEW PRODUCT, THE SUCCESS OF WHICH DEPENDS ON MANY
  FACTORS.



    We have never published a general interest yellow page directory. Thus, we have no relevant operating history upon which you can evaluate whether we will be successful. Therefore, you should consider our prospects in light of the risks and uncertainties encountered by companies trying to introduce a new product, particularly companies proposing to enter markets dominated by large and well-known companies.

    To successfully introduce NEWYELLOW into the New York market and sustain and increase our profitability, we must do the following:

    - convince advertisers that NEWYELLOW will be used by sufficient number of their potential customers to make it worthwhile and cost effective for them to advertise in NEWYELLOW;


    - manage the production, including ad sales, graphic design, layout, editing and proofreading, of multiple directories addressing different markets in varying stages of development;


    - attract, retain and motivate qualified personnel and expand the number of sales, operating and management personnel;

    - provide high quality, easy to use and reliable directories;

    - establish a brand identity for NEWYELLOW;

    - develop new and maintain existing relationships with advertisers without diverting revenues from our existing directories;

    - develop and upgrade our management, technical, information and accounting systems;

    - respond to competitive developments promptly;

    - introduce enhancements to our existing products and services to address new technologies and standards and evolving customer demands;

    - control costs and expenses and manage higher levels of capital expenditures and operating expenses; and

    - maintain effective quality control over all of our directories.

    Our failure to achieve any of the above in an efficient manner and at a pace consistent with the growth of our business could adversely affect our business, financial condition, results of operations and the value of our securities. Our operating results will also depend on external factors such as the development of similar or superior services or products by competitors, general economic conditions and economic conditions specific to publishers of yellow page directories.


OUR SUCCESS DEPENDS ON OUR ABILITY TO FIELD AN EFFECTIVE SALES FORCE.



    The success and growth of our business primarily depends on our ability to field a highly effective, well-trained sales force. Due to the demands of the job, many sales representatives leave within one year. In addition, approximately half of our sales force is provided to us under agreements with independent sales agencies, which are terminable upon 30 days notice by either party. Accordingly, on 30 days notice we could lose half of our sales force. Replenishing our sales force involves significant time and expense for recruiting and training.

OUR EXPANSION STRATEGY REQUIRES US TO EXPAND OUR SALES FORCE SIGNIFICANTLY.



    To meet our goal of publishing NewYellow by June 2000, we will have to quickly hire and train many new sales representatives. Competition for qualified sales representative is intense and we cannot assure you that we will be able to hire and retain qualified personnel to keep pace with our expansion strategy.


WE DO NOT HAVE ANY LONG-TERM COMMITMENTS FROM ADVERTISERS, UPON WHOM OUR SUCCESS
  DEPENDS.


    We do not have long-term contractual arrangements with advertisers. Thus, we must obtain new advertisers and renewals from existing advertisers, for each directory that we publish. There is no assurance that our current advertisers will continue to place ads in our directories or that we will be able to attract new advertisers. Any failure to achieve sufficient advertising revenues would have a material adverse effect on our business, results of operations and financial condition.


IF WE FAIL TO PUBLISH A DIRECTORY, WE WOULD BE REQUIRED TO GIVE REFUNDS TO OUR
  ADVERTISERS.


    A significant portion of our revenues is collected prior to the publication and distribution of our directories and is used to pay our employees, contractors and suppliers. If we did not publish a directory, we would be obligated to refund prepaid advertising fees. It is unlikely that we would have sufficient cash reserves to repay all these advances. In that event, we would have to generate cash by borrowing money, selling securities or selling assets. We do not know whether any of those alternatives will be possible. Further, any of these alternatives, particularly the sale of our assets, would inhibit our ability to conduct our business.


OUR ABILITY TO PRODUCE DIRECTORIES ON A COST EFFICIENT BASIS DEPENDS ON THE COST
  OF PAPER AND PRINTING.


    Other than sales commissions, our two largest expenses are the cost of paper and printing. We do not have any long-term contracts with paper suppliers or with printers. We buy paper on the open market at prevailing prices. Paper costs fluctuate according to supply and demand in the marketplace. In addition, paper costs can be affected by events outside of our control, such as fluctuations in currency rates, political events, global economic conditions, environmental issues and acts of God. A substantial increase in paper costs may materially increase publication costs and will reduce our profitability.



    The JEWISH ISRAELI YELLOW PAGES and the MASTER GUIDE are printed in Israel by HaMakor Printing. To date, we have secured favorable rates and high quality service from HaMakor. However, we do not have any agreement with HaMakor and we cannot assure you that we will continue to obtain favorable pricing from them or that they will continue to provide us with high quality service. If we need to replace

HaMakor quickly for any reason, our business, results of operations and financial condition may suffer.


WE DO NOT HAVE THE ABILITY TO MEASURE THE EFFECTIVENESS OF ADVERTISEMENTS. AS
  OUR BUSINESS GROWS, OUR CUSTOMERS MAY REQUIRE US TO DO SO.



    We do not have the ability to quantify the effectiveness of advertising in our directories. However, we may have to provide this type of information when we start publishing a directory that competes directly with the Bell Atlantic Yellow Pages. The effectiveness of advertising is usually based upon demographic and other relevant statistical data. If we cannot provide our advertisers with this information or if they perceive the information that we provide to be unreliable, they may not advertise in NEWYELLOW or refuse to pay our standard advertising rates. Accordingly, we will have to either develop the ability to provide this information to our advertisers or contract with third parties to provide this information on our behalf. Either alternative will result in additional personnel and equipment costs, and may also cause interruptions in our business operations.



WE CANNOT LAUNCH NEWYELLOW WITHOUT THE PROCEEDS OF THIS OFFERING.



    The expansion of our operations to add NEWYELLOW, and possibly other yellow page directories, requires substantial amounts of additional capital. We cannot undertake this project if this offering is not successful. Most of our costs relating to NEWYELLOW, including sales commissions, publishing costs and distribution costs, will be incurred before we begin to collect our advertising revenue. We expect that the net proceeds from this offering, together with cash flow from operations, will be sufficient to launch NEWYELLOW and fund our operations and capital requirements for at least 12 months following the consummation of this offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and capital resources" for a further discussion of our current and expected future capital requirements and our belief regarding our ability to meet those requirements.


OUR QUARTERLY OPERATING RESULTS ARE NOT ALWAYS INDICATIVE OF OUR RESULTS OF
  OPERATIONS FOR THE FULL YEAR OR OTHERWISE.


    Our results of operations have been subject to quarterly fluctuations. Most of our revenue and most of our expenses have been recognized in the first and the third quarters when the JEWISH ISRAELI YELLOW PAGES is printed and distributed. As a result, quarterly results have not been indicative of annual results. Future quarterly operating results may fluctuate as a result of these factors and the timing of publication of NEWYELLOW and associated start-up costs.

EVEN IF THIS OFFERING IS SUCCESSFUL, WE MAY REQUIRE ADDITIONAL CAPITAL.



    If our operating assumptions change or prove to be inaccurate or we accelerate our plans to launch directories in addition to the Manhattan NEWYELLOW, we may be required to seek additional sources of capital sooner than we expect. Our ability to obtain any additional financing may be limited by our financial condition, our operating results or the condition of the financial markets. We cannot assure you that we will be able to obtain additional financing or what will be the terms of such financing.


OUR GROWTH DEPENDS ON THE CONTINUED SERVICES OF ASSAF RAN.


    We depend on the continued services of Assaf Ran, our founder, president and chief executive officer. Mr. Ran supervises all aspects of our business, including our sales force and production staff. Mr. Ran has the personal relationships with the principals of HaMakor Printing and the heads of the independent sales agencies which provide about half of our sales representatives. If Mr. Ran's employment terminates, our relationships with our key suppliers and vendors may be jeopardized. Mr. Ran has entered into an employment agreement, but that is no guarantee that his employment will not terminate before its expiration on June 30, 2002. In addition, we intend to purchase a $3 million key man life insurance policy on Mr. Ran. Mr. Ran has not been approved for such a policy and we do not know whether such a policy will be available. See "Management -- Employment contracts" for a further discussion regarding Mr. Ran's employment contract.



SOME OF OUR SENIOR OFFICERS LACK EXPERIENCE IN OUR BUSINESS.



    All of our senior executive officers, other than Mr. Ran, are new. Our vice president of sales commenced his employment in June 1998 and our vice president of sales and corporate development and our chief financial officer will commence their employment on the effective date of this offering. It will take some time before these officers are fully knowledgeable about our business and operations. This lack of experience and knowledge may cause delays in our expansion plans.



AFTER THIS OFFERING, MR. RAN WILL CONTINUE TO CONTROL OUR AFFAIRS.



    Upon completion of this offering, Assaf Ran, our founder, president and chief executive officer, will beneficially own approximately 47.5% of our outstanding common shares. If the option we granted to the underwriters to purchase additional common shares from us is exercised in full, Mr. Ran will own 47.0% of our outstanding common shares. As a result, he will be able to control substantially all matters submitted to our shareholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and to control our management and affairs. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could adversely affect the market price of the common shares.


COMPUTER PROGRAMS AND MICROPROCESSORS THAT HAVE TIME-SENSITIVE SOFTWARE MAY
  RECOGNIZE A DATE USING "00" AS THE YEAR 1900 RATHER THAN THE YEAR 2000, OR NOT RECOGNIZE THE DATE AT ALL, WHICH COULD RESULT IN MAJOR SYSTEM FAILURES OR MISCALCULATIONS.


    We have not investigated nor spent any significant amount of money to determine if our operating, management and financial systems, or those of our suppliers are "Y2K compliant." If these systems are not Y2K compliant, on January 1, 2000 they may either malfunction or shut down completely. In either case, historical data critical to our business, operations and financial condition may be temporarily or permanently lost, forcing us to discontinue operations for a significant amount of time until such data are retrieved or recreated, if possible. We may also have to expend significant amounts of capital to recreate such data and restore our computer systems to working order, which could force us to delay or discontinue our expansion plans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 compliance" for a further discussion of Year 2000 compliance issues.



THE NET TANGIBLE BOOK VALUE PER COMMON SHARE AFTER THIS OFFERING WILL BE
  SUBSTANTIALLY LESS THAN THE PRICE YOU PAID FOR OUR COMMON SHARES.



    This offering will result in the immediate and substantial dilution of $4.09 per share, or 62.9% of the initial public offering price, representing the difference between our net tangible book value per common share after giving effect to this offering and the assumed public offering price of $6.50 per share. See "Dilution" for a more detailed description of the dilution which investors in this offering will experience.



THIS IS OUR INITIAL PUBLIC OFFERING. THE MARKET PRICE OF OUR COMMON SHARES CAN
  FLUCTUATE SIGNIFICANTLY, SOMETIMES IN A MANNER UNRELATED TO OUR PERFORMANCE.



    This is our initial public offering. We cannot predict the extent to which a trading market for our common shares will develop or the liquidity of that market. If an active market does not develop, you may not be able to sell your common shares.



    The initial public offering price for our common shares was determined by negotiations between us and Paulson and may not be indicative of prices that will prevail in the trading market. The market price of our common shares could vary widely in response to various factors and events, including:



    - the number of common shares being sold and purchased in the marketplace;



    - variations in our operating results;

    - press reports;



    - regulation and industry trends;



    - rumors of significant events which can circulate quickly in the marketplace, particularly over the Internet; and



    - the difference between our actual results and the results expected by investors and analysts.



    Accordingly, you may not be able to sell your common shares at or above the initial public offering price.



SALES OF COMMON SHARES AFTER THIS OFFERING COULD ADVERSELY AFFECT THE PRICE OF
  OUR COMMON SHARES.



    Sales of a large number of common shares or the possibility of the sale of a large number of shares could adversely affect the market price of our the common shares. After this offering, there will be 2,976,190 common shares issued and outstanding. If the option granted by us to the underwriters to purchase additional common shares is exercised in full there will be 3,174,940 common shares issued and outstanding after this offering. In addition, we have reserved 124,000 common shares for issuance under our 1999 Stock Option Plan. On the date this offering becomes effective, options covering 43,324 common shares will be outstanding under this plan. Finally, in connection with this offering we will issue to the representatives of the underwriters warrants to purchase a total of 132,500 common shares. The common shares sold in this offering and the common shares covered by options granted under our stock option plan and underlying the warrant issued to the representatives of the underwriters, other than common shares purchased by our "affiliates", as defined in Rule 144 under the Securities Act of 1933, will be freely tradeable.



CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS COULD HAVE
  EFFECTS THAT CONFLICT WITH THE INTERESTS OF OUR SHAREHOLDERS.



    Certain provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to our shareholders. For example, our certificate of incorporation allows us to issue preferred stock without shareholder approval. Any such issuances of preferred stock could make it more difficult for a third party to acquire us. As another example, our bylaws provide that only the board of directors may call a special meeting of shareholders and that shareholders must follow an advance notification procedure for certain shareholder nominations of candidates and for certain other shareholder business to be conducted at the annual meeting. This provision could delay or frustrate the removal of incumbent directors or a change in control. It also could discourage, impede or prevent a merger, tender offer or proxy contest, even if such event would be favorable to the interests of shareholders. See

"Description of Capital Stock" for other provisions of our certificate of incorporation that could hinder a third party's attempts to acquire control of us.


OUR DIRECTORS HAVE LIMITED PERSONAL LIABILITY FOR THEIR ACTIONS.


    Subject to limitations imposed by the New York Business Corporation Law, our certificate of incorporation provides that our directors will not be personally liable to us or to our shareholders for monetary damages if they breach their fiduciary duty of care as a director, including breaches which constitute gross negligence. Thus, under certain circumstances, neither we nor our shareholders will be able to recover damages even if directors take actions which are harmful to us. See "Management -- Limitation of directors' liability and indemnification" for a further discussion of director liability.



THE EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS WILL DILUTE THE PERCENTAGE
  OWNERSHIP OF OUR OTHER SHAREHOLDERS.



    Simultaneously with this offering, the representatives of the underwriters will receive five-year warrants covering 132,500 common shares. In addition, there are 124,000 common shares reserved for issuance under our 1999 Stock Option Plan. At the time this offering becomes effective, options covering 43,324 common shares will be outstanding under this plan. The exercise of any of these warrants and options will dilute the percentage ownership of our other shareholders.


YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS.


    This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipate," "believes," "expects," "future" and "intends" and similar expressions to identify forward-looking statements. You should not unduly rely on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks described above and elsewhere in this prospectus.

                                USE OF PROCEEDS


    The net proceeds to us from the sale of the common shares offered by us in this prospectus will be approximately $6.6 million. Net proceeds from the sale of common shares are computed by deducting our share of the underwriting discounts and commissions and estimated offering expenses from the total public offering price. We intend to use these net proceeds as follows:



                                                                                            AMOUNT      PERCENTAGE
                                                                                        --------------  -----------
Printing, publishing and distribution costs for NEWYELLOW.............................  $    2,600,000       39.39%
Sales commissions for NEWYELLOW.......................................................       2,400,000       36.36%
Marketing and promotional expenses for NEWYELLOW and our web site.....................       1,400,000       21.21%
General corporate purposes, including working capital.................................         200,000        3.04%
                                                                                        --------------  -----------
                                                                                        $    6,600,000      100.00%
                                                                                        --------------  -----------
                                                                                        --------------  -----------


    - Printing, publishing and distribution costs represent the actual cost of printing and distributing approximately 900,000 copies of Manhattan NEWYELLOW, assuming 1,500 pages per copy.

    - Sales commissions reflect commissions that will be paid to our sales force prior to our actual receipt of advertising revenues.


    - Marketing and promotional expenses include expenses related to the development of strategic alliances and relationships. Such expenses may include:



       - local newspaper, radio and broadcast and cable television advertising,



       - bulletin board advertising and



       - hiring a public relations firm.



       - General corporate purposes include the following:



              - hiring additional personnel;



              - acquiring and enhancing our operating, support and management systems;



              - costs of opening two new sales offices; and



              - capital expenditures for computers and other equipment.



        Approximately $100,000 will be used for the further development and expansion of our web site. The majority of this amount will be used for programmers.


    Working capital may also be applied to acquisitions. We do not have current plans, agreements or commitments with respect to any acquisition nor are we currently engaged in any negotiations with respect to any such transaction. Any proceeds from the exercise of the option we granted to the underwriters to purchase additional common shares from us will be added to working capital.



    We will retain broad discretion in the allocation of the net proceeds of this offering within the categories listed above. The amounts actually expended for the purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues and the other factors described under "Risk Factors." Pending such uses, the net proceeds of this offering will be invested in short-term, interest-bearing, investment grade securities.



    We expect that the net proceeds from this offering, together with cash flow from operations, will be sufficient to fund our operations and capital requirements for at least 12 months following the consummation of this offering. We may be required to seek additional sources of capital sooner if:


    - operating assumptions change or prove to be inaccurate;

    - we consummate any acquisitions of significant businesses or assets; or

    - we further accelerate our expansion plans and enter new markets more rapidly.


    See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and capital resources" for a further discussion of our current and expected future capital requirements and our belief regarding our ability to meet those requirements.


                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We may incur indebtedness in the future which may prohibit or effectively restrict the payment of dividends, although we have no current plans to do so.

                                 CAPITALIZATION


    The following table sets forth our capitalization as of December 31, 1998:



    - on an actual basis,



    - on a pro forma basis assuming Dapey Assaf-Hamadrikh became our wholly owned subsidiary on December 31, 1998 and



    - on a pro forma, as adjusted basis assuming Dapey Assaf-Hamadrikh became our wholly owned subsidiary on December 31, 1998 and giving effect to the sale of the common shares offered by us in this prospectus after deducting $1,512,500, our share of the underwriting discounts and commissions and other estimated offering expenses.



                                                                                  DECEMBER 31, 1998
                                                                     --------------------------------------------
                                                                                                     PRO FORMA,
                                                                        ACTUAL       PRO FORMA      AS ADJUSTED
                                                                     ------------  --------------  --------------
Shareholders' equity:
  Preferred shares, $0.01 par value; 5,000,000 shares authorized;
    no shares issued and outstanding actual, pro forma or pro
    forma, as adjusted.............................................  $         --  $           --  $           --
  Common shares, $0.001 par value; 25,000,000 shares authorized;
    1,250,000 shares issued and outstanding actual; 1,726,190
    shares issued and outstanding pro forma; 2,976,190 shares
    issued and outstanding as adjusted.............................         1,250           1,726           2,976
  Additional paid-in capital.......................................           150       1,392,530       8,003,780
  Retained earnings................................................       523,339         523,339         523,339
                                                                     ------------  --------------  --------------
    Total shareholders' equity.....................................       524,739  $    1,917,595       8,530,095
                                                                     ------------  --------------  --------------
Total capitalization...............................................  $    524,739  $    1,917,595  $    8,530,095
                                                                     ------------  --------------  --------------
                                                                     ------------  --------------  --------------



    Common shares outstanding, excludes 124,000 common shares reserved for issuance pursuant to our 1999 Stock Option Plan. See "Management -- Stock Option Plan" for a description of our 1999 Stock Option Plan and the options that will be outstanding under that plan as of the effective date of this offering.

                                    DILUTION


    Our pro forma net tangible book value as of December 31, 1998 was approximately $566,614, or $0.33 per common share. Pro forma net tangible book value per common share represents the amount of total tangible assets less total liabilities, divided by the pro forma common shares outstanding as of December 31, 1998. Pro forma net tangible book value and pro forma common shares outstanding as of December 31, 1998 assume that both Dapey Assaf-Dapey Dapey Zahav and Dapey Assaf-Hamadrikh are our wholly owned subsidiaries. Giving effect to the issuance and sale of the common shares offered by us in this prospectus, after deducting $1,512,500, our share of the underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of December 31, 1998 would have been $7,179,114, or $2.41 per common share. This represents an immediate increase in pro forma net tangible book value of $2.08 per common share to existing shareholders and an immediate dilution of $4.09 per common share, or 62.9%, to new investors. The following table illustrates this per share dilution.



Initial public offering price per common share.......................             $    6.50
Net tangible book value per common share at December 31, 1998........  $    0.33
Increase in pro forma net tangible book value per common share
  attributable to new investors......................................  $    2.08
Net tangible book value per common share after this offering.........             $    2.41
                                                                                  ---------
Dilution per common share to new investors...........................             $    4.09
                                                                                  ---------
                                                                                  ---------



    The following table summarizes, on a pro forma basis, as of December 31, 1998, the differences between the number of common shares we sold to, the total consideration and the average price per common share paid by existing shareholders and to be paid by new investors purchasing common shares from us in this offering, assuming an initial public offering price of $6.50 per share and before deducting underwriting discounts and commissions and other offering expenses:


                                                SHARES PURCHASED         TOTAL CONSIDERATION       AVERAGE
                                             -----------------------  -------------------------     PRICE
                                                NUMBER      PERCENT       AMOUNT       PERCENT    PER SHARE
                                             ------------  ---------  --------------  ---------  -----------
Existing shareholders......................     1,726,190      58.00% $        2,400       0.03%  $    0.00
New investors..............................     1,250,000      42.00% $    8,125,000      99.97%  $    6.50
                                             ------------  ---------  --------------  ---------
      Total................................     2,976,190     100.00% $    8,127,400     100.00%
                                             ------------  ---------  --------------  ---------
                                             ------------  ---------  --------------  ---------

                            SELECTED FINANCIAL DATA


    The following selected financial data are qualified by reference to, and should be read together with, (1) our consolidated financial statements for the years ended December 31, 1997 and 1998, including the accompanying notes, which have been audited by Arthur Andersen, LLP, independent public accountants, and
(2) "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.



STATEMENT OF OPERATIONS DATA:



                                                                                        FOR THE YEARS ENDED
                                                                                            DECEMBER 31,
                                                                                   ------------------------------
                                                                                        1997            1998
                                                                                   --------------  --------------
Net advertising revenues.........................................................  $    2,501,754  $    2,759,092
Publishing costs.................................................................         441,535         377,983
                                                                                   --------------  --------------
Gross profit.....................................................................       2,060,219       2,381,109
Operating costs and expenses:
  Selling expenses...............................................................         922,124         946,315
  Administrative and general expenses............................................         658,956         765,233
                                                                                   --------------  --------------
  Total operating costs and expenses.............................................       1,581,080       1,711,548
                                                                                   --------------  --------------
Earnings from operations before provision for income taxes and equity income.....         479,139         669,561
Provision for income taxes.......................................................         240,000         329,000
Equity in earnings of affiliate..................................................          16,012          17,035
                                                                                   --------------  --------------
Net income.......................................................................  $      255,151  $      357,596
                                                                                   --------------  --------------
                                                                                   --------------  --------------
Basic and diluted net income per common share....................................  $         0.20  $         0.29
                                                                                   --------------  --------------
                                                                                   --------------  --------------
Basic and diluted weighted average number of common shares outstanding...........       1,250,000       1,250,000
                                                                                   --------------  --------------
                                                                                   --------------  --------------



BALANCE SHEET DATA:


                                                                                              AS OF DECEMBER 31,
                                                                                                     1998
                                                                                            ----------------------
Cash......................................................................................      $      310,185
Working capital...........................................................................             162,041
Total assets..............................................................................           2,970,190
Total liabilities.........................................................................           2,445,451
Total shareholders' equity................................................................             524,739

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


    THIS SECTION OF THIS PROSPECTUS INCLUDES A NUMBER OF FORWARD-LOOKING STATEMENTS THAT REFLECT OUR CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND FINANCIAL PERFORMANCE. WE USE WORDS SUCH AS "PLAN," "BELIEVES," "EXPECTS," "FUTURE" AND "INTENDS" AND SIMILAR EXPRESSIONS TO IDENTIFY FORWARD-LOOKING STATEMENTS. YOU SHOULD NOT UNDULY RELY ON THESE FORWARD-LOOKING STATEMENTS, WHICH APPLY ONLY AS OF THE DATE OF THIS PROSPECTUS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS OR OUR PREDICTIONS. FOR A DESCRIPTION OF SOME OF THESE RISKS, SEE "RISK FACTORS."



    We currently publish and distribute two yellow page directories, the JEWISH ISRAELI YELLOW PAGES and the MASTER GUIDE, in print and on the world wide web. These directories cover the New York metropolitan market. In addition, to give added value to users of and advertisers in our directories, we also operate the JEWISH REFERRAL SERVICE and a "portal" web site. By June 2000, we plan to launch NEWYELLOW, an English-only, general interest yellow page directory that will compete directly with the Bell Atlantic Yellow Pages in the New York metropolitan market.



    Our principal source of revenue derives from the sale of ads for our directories. Our advertising rates for new advertisers have increased approximately 20% to 30% a year since 1990. However, we believe it is unlikely that this trend will continue. Any further increases in our advertising rates would reduce the disparity between our rates and those of the Bell Atlantic Yellow Pages and may cause some of our advertisers to stop advertising in our directories.



    Advertising fees, whether collected in cash or evidenced by a receivable, generated in advance of publication dates is recorded as "Advanced billings for unpublished directories" on our balance sheet. Many of our advertisers pay the fee over a period of time. In that case, the entire amount of the deferred payment is booked as a receivable. Revenues are recognized at the time the directory in which the ad appears is published. Similarly, costs directly related to the publication of a directory in advance of publication are recorded as "Directories in progress" on our balance sheet and are recognized when the directory to which they relate is published. All other costs are expensed as incurred.



    The principal operating costs incurred in connection with publishing the directories are commissions payable to sales representatives and costs for paper and printing. Generally, advertising commissions are paid as advertising revenue is collected. However, we expect that for the initial edition of NEWYELLOW we will have to pay commissions to our sales representatives even before we collect the related advertising revenue. Accordingly, approximately $2.4 million of the net proceeds of this offering is earmarked for commissions payable with respect to NEWYELLOW advertising. Administrative and general expenses include expenditures for marketing, insurance, rent, state and local franchise taxes, licensing fees, office overhead and wages and fees paid to employees and contract workers.



RECENT DEVELOPMENTS



    Currently, our entire business is operated by Dapey Assaf-Dapey Zahav and Dapey Assaf-Hamadrikh. Dapey Assaf-Dapey Zahav, 100% owned by Assaf Ran, publishes the directories and conducts all other aspects of our business. Dapey Assaf-Hamadrikh owns all the trademarks, trade names and service marks used in connection with our business and provides collection services to Dapey Assaf-Dapey Zahav. Mr. Ran owns 50% of Dapey Assaf-Hamadrikh.



    Management believed that the success of this offering would depend, in part, on the ability of the public shareholders to acquire an interest in an entity that owns all of the assets used in the business, including the intellectual property rights. Accordingly, DAG Media was organized in February 1999 to serve as the corporate parent of Dapey Assaf-Dapey Zahav and Dapey Assaf-Hamadrikh. This will be accomplished through an exchange transaction. Immediately before the effective date of this offering, the shareholders of Dapey Assaf-Dapey Zahav and Dapey Assaf-Hamadrikh will exchange all of their shares in those entities for 1,726,190 of our common shares. As a result, Dapey Assaf-Dapey Zahav and Dapey Assaf-Hamadrikh will become our wholly owned subsidiaries.



    The transaction described above will be accounted for under the purchase method of accounting. Accordingly, the value of the consideration deemed to have been paid to the minority shareholders of Dapey Assaf-Hamadrikh, 238,095 of our common shares, will be allocated among the assets of Dapey Assaf-Hamadrikh, including our trademarks, tradenames and other intellectual property, based on their relative fair market values and to the extent of their fair market values. The excess of "purchase price" over the value of these assets will be allocated to goodwill. The purchase price is deemed to be approximately $1,393,000. Of this amount, $350,000 will be allocated to the intellectual property rights and approximately $1 million will be allocated to goodwill. These amounts will be amortized on a straight-line basis over 25 years, or $54,000 per year, beginning with our 1999 fiscal year.



    Until the exchange transaction described above occurs, our historical financial data include all of the operations of Dapey Assaf-Dapey Zahav and 50% of the net income of Dapey Assaf-Hamadrikh.

RESULTS OF OPERATIONS


    The following table sets forth for the periods presented statement of operations data as a percentage of net advertising revenue. The trends suggested by this table may not be indicative of future operating results.

                                                                     1997       1998
                                                                   ---------  ---------
Net advertising revenues.........................................     100.00%    100.00%
Publishing costs.................................................      17.65%     13.70%
Gross profit.....................................................      82.35%     86.30%
Selling expenses.................................................      36.86%     34.30%
Administrative and general expenses..............................      26.34%     27.73%
Total operating costs and expenses...............................      63.20%     62.03%
Earnings before provisions for income taxes and equity income....      19.15%     24.27%
Provision for income taxes.......................................       9.59%     11.92%
Equity in earnings of affilliate.................................       0.64%      0.62%
Net income.......................................................      10.20%     12.96%


YEARS ENDED DECEMBER 31, 1997 AND 1998


    NET ADVERTISING REVENUES. Net advertising revenues for 1998 increased to $2,759,092 from $2,501,754 in the prior year, an increase of 10.29%. The increase reflected both increases in ad rates to new advertisers as well as an increase in the number of advertisers. The 16(th) and 17(th)editions published in February and August 1998, had 2,675 and 2,776 advertisers, respectively. The 14(th) and 15(th) editions published in February and August 1997, had 2,311 and 2,725 advertisers, respectively.


    PUBLISHING COSTS. Publishing costs for 1998 decreased to $377,983 from $441,535 in 1997, or 14.39%. Such decrease resulted from:



    - a global decrease in paper prices,



    - the use of thinner paper and



    - the printer's agreement to pay shipping costs.


As a result of the increase in net advertising revenues and the decrease in publishing costs, gross profit for 1998 increased to $2,381,109 from $2,060,219, or 15.58%.

    SELLING EXPENSES. Selling expenses increased 2.62% to $946,315 in 1998 from $922,124 in the prior year. However, as a percentage of net advertising revenues, selling expenses declined to 34.30% in 1998 from 36.86% in the prior year, reflecting lower commission rates and higher advertising rates.

    ADMINISTRATIVE AND GENERAL EXPENSES. Administrative and general expenses in 1998 were $765,233 compared to $658,956 in 1997, an increase of 16.13%. This increase was attributable to the hiring of additional clerical personnel necessitated by the growth in the size of the JEWISH ISRAELI YELLOW PAGES and the publication of the 1(st) edition of the MASTER GUIDE.


    EARNINGS BEFORE PROVISION FOR INCOME TAXES AND EQUITY INCOME. Earnings before provision for income taxes and equity income in 1998 were $669,561 compared to $479,139 for the prior year, an increase of 39.74%. This increase is attributable to a 10.29% increase in net advertising revenues and only a 3.31% increase in total costs and expenses. More importantly, as a percentage of net advertising revenues, total costs and expenses decreased from 80.85% in 1997 to 75.73% in 1998.


    EQUITY IN EARNINGS OF AFFILIATE. Equity in earnings of affiliate represents 50% of the net income of Dapey Assaf-Hamadrikh. For 1998 equity in earnings of affiliate was $17,035 compared to $16,012 for 1997, an increase of 6.39%. As a percentage of net advertising revenues, equity in earnings of affiliate was virtually the same in both years.



    PROVISION FOR INCOME TAXES. Provision for income taxes in 1998 and 1997 was $329,000 and $240,000, respectively. As a percentage of net advertising revenues, provision for income taxes increased to 11.92% in 1998 from 9.59% in 1997.


    NET INCOME. Net income for 1998 increased 40.15% to $357,596 from $255,151 in 1997. As a percentage of net advertising revenues, net income in 1998 increased 27.06% to 12.96% from 10.20% in 1997.


LIQUIDITY AND CAPITAL RESOURCES



    To date, our only source of funds has been cash flow from operations, which has funded both our working capital needs and capital expenditures. We have no debt or credit facilities. Generally, advertising fees, whether collected in cash or evidenced by a receivable, are generated before the publication of the related directory and before many of the costs directly associated with publishing the related directory are incurred.


    At December 31, 1998 we had cash and cash equivalents of $310,185 and working capital of $162,041 compared to cash and cash equivalents of $132,741 and working capital of $47,638 at December 31, 1997. For the year ended December 31, 1998, net cash provided by operating activities was $433,731, compared to $133,253 for the prior year. Net cash used in investing activities in 1998 was $34,940 of which $17,035 represented 50% of the net income of Dapey Assaf-Hamadrikh and $17,905 was used to purchase new computer equipment. Net cash used in financing activities in 1998 was $221,347, the amount of the loan made to our principal shareholder, Assaf Ran.

    At December 31, 1998, advance billings for unpublished directories and directories in progress were $1,832,341 and $623,335, respectively. In comparison, the corresponding amounts at December 31, 1997, were $1,226,343 and $379,390, respectively. At December 31, 1998, we had income taxes payable of $358,000 and deferred taxes payable of $171,000. Deferred taxes payable represents the timing difference between reporting income on an accrual basis for financial purposes and on a cash basis for tax purposes.


    We do not have any material commitments under any leases, sales agency agreements or employment agreements, other than the employment agreements with Assaf Ran and Dvir Langer. However, we expect our working capital requirements to increase significantly over the next 12 months as we implement our plan to launch our new directory, NEWYELLOW, and continue to expand our web site. The net proceeds of this offering will be used to pay sales commissions to our sales representatives with respect to ad sales for NEWYELLOW, for marketing expenses for NEWYELLOW and our web site, for the cost of printing and distributing NEWYELLOW and for other operating expenses that are expected to increase as we expand our business. Accordingly, we will depend primarily on the net proceeds of this offering to expand our operations. We expect that the net proceeds of this offering, together with our cash flow from operations, will be sufficient to meet our working capital requirements for at least the next 12 months.



YEAR 2000 COMPLIANCE



    The "Year 2000" problem, which is the result of certain computer programs being written using two digits, rather than four digits, to define the applicable year. Computer programs and microprocessors that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, or not recognize the date at all, which could result in major system failures or miscalculations. If we or our suppliers or vendors experience Year 2000 problems, these problems could adversely impact our ability to service our customers or otherwise carry on our business, including causing interruptions in the operation of our web site, customer billing, and invoicing and data interfaces to and from these systems.



    We are not currently aware of any material operational issues or costs associated with preparing our internal systems for the Year 2000. Substantially all of our existing systems, software and hardware have been purchased or replaced since 1996 and, presumably, are Year 2000 compliant. However, the possibility exists that, notwithstanding assurances given by our vendors, such systems may contain undetected errors or defects relating to the Year 2000 problem. We are also subject to external Year 2000-related failures or disruptions that might generally affect industry and commerce, such as financial, utility or transportation industry Year 2000 compliance failures and related service interruptions. All of these factors could materially adversely affect our business, results of operations and financial condition. We have not yet developed a contingency plan to address situations that may result if we are unable to achieve Year 2000 compliance. The cost of developing and implementing this kind of plan, if necessary, could be material.

RECENT ACCOUNTING PRONOUNCEMENTS


    In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." This statement establishes the fair market value based method of accounting for an employee stock option but allows companies to continue to measure the compensation cost for those plans using the intrinsic value-based method of accounting prescribed by APB Opinion No. 25 "Accounting for Stock Issued to Employees." Companies electing to continue using the accounting provided for under APB Opinion No. 25 must, however, make pro forma disclosures of net income and earnings per share as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. We have elected to account for stock-based compensation awards to employees and directors under the accounting prescribed by APB Opinion No. 25 and will provide the disclosures required by SFAS No. 123.

    In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share." This statement requires the presentation of both "basic earnings per share" and "diluted earnings per share" on the face of the statement of operations. Basic earnings per share is computed on the weighted average number of shares actually outstanding during the year and diluted earnings per share takes into account the effect of potential dilution from the exercise of outstanding dilutive stock options and warrants for common stock using the treasury stock method. We have adopted SFAS No. 128 for the current fiscal year.

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131, applicable to public companies, established new standards for reporting information about operating segments in annual and periodic financial statements. SFAS No. 131 is effective beginning with the year ended December 31, 1998. We believe that we operate in only one segment.

                                    BUSINESS


    We currently publish and distribute two yellow page directories, the JEWISH ISRAELI YELLOW PAGES and the MASTER GUIDE, in print and on the world wide web. These directories cover the New York metropolitan market, which includes the five boroughs of New York City, Nassau, Suffolk, Westchester and Rockland counties and northern New Jersey. Based on our knowledge of the market, we believe that our yellow page directories have more paying advertisers than those of any publisher of yellow page directories for the New York metropolitan market except Bell Atlantic. In addition, to give added value to users of and advertisers in our directories, we also operate the JEWISH REFERRAL SERVICE, and a "portal" web site. By June 2000, we plan to launch NEWYELLOW, an English-only, general interest yellow page directory that will compete directly with the Bell Atlantic Yellow Pages in the New York metropolitan market.



INDUSTRY BACKGROUND(*)



    In 1998, yellow page advertising revenues in the United States were estimated to be $12.07 billion, a 6.3% increase over 1997 yellow page advertising revenues of $11.36 billion. The eight largest publishers of yellow page directories in the United States -- including the five regional bell operating companies, GTE, SNET and Sprint -- account for the overwhelming majority of yellow page advertising revenues. Bell Atlantic and SBC Directory Operations, a division of SBC Corporation, one of the regional bell operating companies, are the two largest publishers of yellow page directories in the United States, each having annual yellow page advertising revenue in excess of $2 billion.


    There are many independent publishers of yellow page directories in the United States. In 1997 United States publishers of yellow page directories not affiliated with local telephone companies increased their market share to 6.4% from 6.2% in 1996. Their yellow page advertising revenues were expected to grow by 15.4% in 1998.


    Further, in 1997 the total aggregate yellow page advertising revenues of companies that publish yellow page directories on the Internet were approximately $21.8 million. Simba estimates that yellow page Internet advertising revenues will grow significantly, reaching $164.9 million by 2000.


PRODUCTS AND SERVICES


    THE JEWISH ISRAELI YELLOW PAGES. The JEWISH ISRAELI YELLOW PAGES is a bilingual, yellow page directory that is distributed free through local commercial and retail establishments in the New York metropolitan area as well as through travel agencies

---------------------


* Except as otherwise indicated, all industry data are based on the YELLOW PAGES & DIRECTORY REPORT, a publication of Cowles/Simba Information, a unit of Cowles Business Media; INTERNET YELLOW PAGES, 1998: BUSINESS MODELS AND MARKET OPPORTUNITIES, an annual research report published by Cowles/Simba; and oral communications with representatives of Cowles/Simba in January 1999.

in Israel. All ads in the JEWISH ISRAELI YELLOW PAGES are in English and Hebrew unless the advertiser specifically requests that the ad be English only. The JEWISH ISRAELI YELLOW PAGES is organized according to the Hebrew alphabet, although it is indexed in both Hebrew and English. We believe that the JEWISH ISRAELI YELLOW PAGES is used principally by persons whose native language is Hebrew although it is also used by members of the Jewish community whether or not they speak Hebrew.



    The JEWISH ISRAELI YELLOW PAGES was first published in February 1990 and has been published in February and August of each year since 1991. Currently, approximately 350,000 copies of the JEWISH ISRAELI YELLOW PAGES are printed and distributed annually. The JEWISH ISRAELI YELLOW PAGES has grown substantially since its initial edition. The 1(st)edition, published in February 1990, had 118 pages and approximately 217 advertisers. The 18(th) edition, published in February 1999, has 1,696 pages and more than 3,200 advertisers. No single advertiser accounts for a material portion of our ad revenues. We believe that, based on the number of pages and paying advertisers, the JEWISH ISRAELI YELLOW PAGES is the largest yellow page directory in the New York metropolitan area not published by Bell Atlantic.



    The tables below illustrate the growth in the number of pages and advertisers of the JEWISH ISRAELI YELLOW PAGES. Data for the years 1991 through 1998 represent an average of the two directories published in each of those years.


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    PAGES PER DIRECTORY
PAGES
1990                               118
1991                               174
1992                               215
1993                               272
1994                               321
1995                               430
1996                               792
1997                              1239
1998                              1408
1999                              1696
YEAR

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      AVERAGE ADVERTISERS PER DIRECTORY
ADVERTISERS
1990                                                  217
1991                                                  505
1992                                                  574
1993                                                  646
1994                                                  806
1995                                                 1115
1996                                                 1592
1997                                                 2518
1998                                                 2725
1999                                                 3244
YEAR


    Advertisers in the JEWISH ISRAELI YELLOW PAGES include companies such as El Al Israel Airlines, Sprint PCS and AllState Insurance Company, as well as local and neighborhood businesses, such as restaurants, car dealerships, retail establishments, professionals, such as doctors, accountants and lawyers, and travel agencies. Typically, the advertisers provide us with the copy of their ad and our trained bilingual staff produces Hebrew text for the ad. Our editors also design ads for our advertisers. The size of an ad can range from a single line listing to a full page. Approximately 1% of the ads are line listings; the balance are at least one-sixth of a page. Prices range from $300 for a line listing to $4,206 for a full page. Special rates apply for full color ads and premium positioning. Full color ads are $6,250 and premium positioning ranges from $8,250 to $22,000. Except for line listings, prices include all copy, graphic and design work. Basic ads are printed in black and red while premium ads are printed in four colors. Historically, our advertising rates for new advertisers have increased at the rate of 20 to 30% annually since 1990, we believe that it is unlikely that this trend will continue. Any further increases in our advertising rates would reduce the disparity between our rates and those of the Bell Atlantic Yellow Pages and may cause some of our advertisers to stop advertising in our directory.



    All production, including layout, design, edit and most proofreading functions, for the JEWISH ISRAELI YELLOW PAGES is performed at our headquarters in Queens, New York by our bilingual staff. The final version of the JEWISH ISRAELI YELLOW PAGES is shipped to Israel to be printed by HaMakor Printing. The printed directories are shipped to our main office in New York for distribution.



    We believe that HaMakor provides us with a competitive advantage with respect to cost, quality and responsiveness. From time to time we receive solicitations from printers who would like to publish our directory. We have consistently found their pricing to be significantly higher than that of HaMakor, even after taking into account shipping costs. In addition, we believe the quality of HaMakor's product is superior to anything that a local printer would produce, particularly because so much of the directory is in Hebrew. Finally, because of our long standing relationship with HaMakor we receive timely service.



    We buy all our paper for our directories on the local market at prevailing prices. Accordingly, we do not depend on any single source of supply although we are subject to market forces that affect the price of paper.



    THE MASTER GUIDE. In October 1998 we published the first edition of the MASTER GUIDE, a yellow page directory designed to meet the special needs of the Hasidic and ultra-Orthodox Jewish communities in the New York metropolitan area. The first edition of the MASTER GUIDE had 124 pages and 80 advertisers. A second edition is scheduled for publication in June 1999. We produce the MASTER GUIDE generally in the same manner as we do the JEWISH ISRAELI YELLOW PAGES, including printing it in Israel. The MASTER GUIDE differs from the JEWISH ISRAELI YELLOW PAGES in that the MASTER GUIDE is published in English only, does not advertise products or services that might offend the Hasidic and ultra-Orthodox Jewish communities and is only published once a year. Generally, advertising rates for the MASTER GUIDE are lower than those for the JEWISH ISRAELI YELLOW PAGES because the market that it serves is smaller. Distribution of the MASTER GUIDE is accomplished by placing copies of the directory in synagogues, community centers and businesses located in Hasidic and ultra-Orthodox neighborhoods. The development of the MASTER GUIDE reflects our strategy to expand by identifying and pursuing niche markets for yellow page directories.



    THE JEWISH REFERRAL SERVICE. The JEWISH REFERRAL SERVICE provides added value to users of and advertisers in our directories. Potential consumers who are looking to purchase goods or services call the referral service and an operator directs them to one or more advertisers in our directories. Tourists also call the referral service with questions involving travel, lodging, visa issues, driver's license issues and the like. Finally, advertisers use the referral service as a tool to generate new business.



    The telephone number for the JEWISH REFERRAL SERVICE is published throughout our directories and in newspapers serving the Jewish and Israeli communities. As part of the referral service, we recently established a program under which participating advertisers have agreed to give discounts to customers who produce the Jewish Israeli Yellow Pages Consumer Discount Card. This card is distributed with the JEWISH ISRAELI YELLOW PAGES or the MASTER GUIDE or can be ordered directly from us. By presenting the card at participating establishments, consumers can receive discounts of up to 10%.



    ONLINE SERVICES. Initially our web site, launched in 1995, contained an English-only version of the JEWISH ISRAELI YELLOW PAGES. In 1999 we expanded our online presence so that our web site functions as a "portal" with links to a variety of sites on the web, particularly those that carry information and news that may be of particular interest to the Israeli and Jewish communities. It also provides a link to our directories as well as the web sites of our advertisers. We also develop web sites for our advertisers for a fee. We plan to further enhance our web site by providing links to NEWYELLOW and community-focused yellow page directories, by including news and information and by creating strategic alliances with other Internet portals. While we have not yet derived any revenue from our web site, we plan to explore ways in which it can be used to generate additional advertising revenue.



GROWTH STRATEGY



    We plan to expand our operations by introducing NEWYELLOW, English-only, general interest yellow page directories, in the New York metropolitan area. We plan to introduce the first NEWYELLOW directory in Manhattan by June 2000. If the Manhattan NEWYELLOW directory is successful, we plan to offer additional NEWYELLOW directories covering the other boroughs in New York City, the other counties in the New York metropolitan area and northern New Jersey.



    NEWYELLOW will compete directly with yellow page directories published by Bell Atlantic. Ads in NEWYELLOW will be priced significantly below the rates currently charged by Bell Atlantic for its yellow page directories. Thus, NEWYELLOW will be positioned as a low-cost alternative to the Bell Atlantic Yellow Pages, appealing to smaller businesses that are looking for a less expensive alternative. Although we have not conducted any formal marketing surveys, some of our advertisers have told us that they do not advertise in the Bell Atlantic Yellow Pages because the rates are too high and other advertisers have indicated that they would switch from the Bell Atlantic Yellow Pages if a less expensive alternative were available. We believe that our lower advertising rates as well as our expertise in publishing yellow page directories, particularly our ability to hire, train and manage an effective sales force, our low advertising rates and our low overhead will enable us to compete effectively with Bell Atlantic.



    We may also explore opportunities for adding JEWISH ISRAELI YELLOW PAGES and MASTER GUIDE directories in other cities with large Jewish and Israeli populations, such as Miami, Florida and Los Angeles, California.


SALES


    Advertisements for the JEWISH ISRAELI YELLOW PAGES and the MASTER GUIDE are sold through our network of trained sales representatives, all of which are independent contractors and are paid solely on a commission basis. Of the approximately 65 sales representatives in our network, 32 are hired directly by us and 33 are hired by two independent sales agencies with which we have sales agency agreements, B.I.Y., Inc. and M.I.Y. Inc. The sales representatives hired by us work out of our offices in Queens, New York and Fairlawn, New Jersey. B.I.Y. is located in Brooklyn, New York and M.I.Y. is located in Manhattan, New York. Our selling force is based in these locations because of the high concentration of Jewish and Israeli consumers in these areas.



    We plan to open two new company-owned sales offices in 1999: one in Long Island that will be dedicated to the JEWISH ISRAELI YELLOW PAGES and the MASTER GUIDE and one in Manhattan dedicated to NEWYELLOW. We have commenced our search for managers to supervise these offices but have not taken any further steps in connection with this expansion. At the appropriate time we will decide whether to lease or buy the facilities that will house these operations. Funds for the opening of these offices will come from the net proceeds of this offering and cash flow from operations.



    Under our agreements with the independent sales agencies, which are terminable upon 30 days notice, the agencies may not sell advertising for any yellow page directories other than those we publish. Generally, each sales agency is responsible for all fixed costs relating to its operations. We pay sales commissions to the agencies, which, in turn, pays commissions to the individual sales representatives who sell the ads. The commissions payable to the individual sales representatives are prescribed in our agreements with the agencies and are consistent with the commissions we pay to the sales representatives that we hire directly.


    We are responsible for training each sales representative, whether hired directly by us or by one of our sales agencies. Generally, training consists of one-day orientation, during which one of our sales managers educates the sales representative about our business and operations, and a two-week period during which the sales representative receives extensive supervision and support from a sales manager or another experienced sales representative.


MARKETING STRATEGY



    The JEWISH ISRAELI YELLOW PAGES and MASTER GUIDE are marketed to the Jewish and Israeli communities living in the New York metropolitan area. According to the American Jewish Congress, there are approximately two million Jews living in this market, representing approximately 10.6% of the total population. Furthermore, we believe that the Jewish population has higher than average disposable income, is well educated and possesses a strong sense of community. In addition, while there is no precise data as to the number of Israeli immigrants living in the New York metropolitan area, we believe the number is substantial. Moreover, a significant number of Israeli tourists visit the area annually. Accordingly, we believe that advertisers are attracted to the JEWISH ISRAELI YELLOW PAGES as a way to advertise directly to this market. Furthermore, we believe that the Jewish population in the New York metropolitan area is likely use to the JEWISH ISRAELI YELLOW PAGES because of the impression that businesses that advertise in the JEWISH ISRAELI YELLOW PAGES support or are affiliated with the Jewish community. In the case of the MASTER GUIDE, users can be comfortable that none of its advertisers will offend their religious beliefs. We also believe that our advertising rates are attractive, particulalrly to small businesses who cannot afford to advertise in the Bell Atlantic Yellow Pages. Generally, advertising rates for the JEWISH ISRAELI YELLOW PAGES and the MASTER GUIDE are approximately 33% of the rates for the Bell Atlantic Yellow Pages.



    NEWYELLOW will initially compete directly with the Bell Atlantic Yellow Pages in Manhattan and then with the Bell Atlantic Yellow Pages in the other boroughs of

New York City and in the surrounding suburbs. Initially, we will dedicate up to 10 sales representatives from our existing network, spread out over the four sales offices, to selling ads for NEWYELLOW. Before the end of 1999, we expect to open a new company-owned sales office, which will be staffed by sales representatives that we will hire directly and which will be dedicated to selling ads exclusively for NEWYELLOW. Because NEWYELLOW is a new publication, which may make it more difficult to sell, and because it will compete directly with Bell Atlantic, the commission structure for NEWYELLOW sales representatives may have to be higher than it is for our other directories.


    We believe that advertisers will be attracted to NEWYELLOW for several reasons. First, NEWYELLOW is likely to be smaller and less dense than the Bell Atlantic Yellow Pages, so that each advertisement in NEWYELLOW will stand out more prominently than it would in the Bell Atlantic Yellow Pages. Second, advertising rates for NEWYELLOW will be significantly lower than the comparable rates for advertising in the Bell Atlantic Yellow Pages. Accordingly, we believe that NEWYELLOW will attract advertisers who do not currently advertise in the Bell Atlantic Yellow Pages as well as existing Bell Atlantic Yellow Page advertisers. The table below compares the proposed advertising rates for the first edition of NEWYELLOW and the advertising rates generally offered by Bell Atlantic for the 1999 edition of its Yellow Pages. All rates assume single color ads using black print on yellow paper.


                                                                                  BELL
                                                                                ATLANTIC
                                                                 NEWYELLOW    YELLOW PAGES
                                                                ------------  ------------
Full Page.....................................................  $     21,120  $     74,496
Half Page.....................................................  $     12,684  $     37,248
Quarter Page..................................................  $      6,802  $     18,624
Sixth Page....................................................  $      4,864  $     12,416
Eighth Page...................................................  $      3,686  $      9,312
Sixteenth Page................................................  $      1,824  $      4,656
Inside Front Cover............................................  $     75,000  $    300,000
Inside Back Cover.............................................  $     75,000  $    300,000
Back Cover....................................................  $    150,000  $    500,000
Page One......................................................  $     75,000      ***


    We plan to advertise NEWYELLOW primarily in local media outlets where advertising rates are relatively low. In addition to marketing NEWYELLOW independently, we will also seek to enter joint marketing agreements with local and long distance telecommunications companies. We intend to spend approximately $1.5 million from the net proceeds of this offering on the marketing campaign for NEWYELLOW. See "Use of Proceeds" for a more detailed discussion regarding how we intend to use the net proceeds of this offering.

GOVERNMENT REGULATION



    We are subject to laws and regulations relating to business corporations generally, such as the Occupational Safety and Health Act, Fair Employment Practices and minimum wage standards. We believe that we are in material compliance with all laws and regulations affecting our business and we do not have any material liabilities under these laws and regulations. In addition, compliance with all these laws and regulations does not have a material adverse effect on our capital expenditures, earnings, or competitive position.


COMPETITION


    In New York, the market for yellow page advertising is dominated by Bell Atlantic. In addition, there are a number of independent publishers of yellow page directories, including bilingual directories for specific ethnic communities. There are also independent publishers of yellow page directories that publish community or neighborhood directories. However, we are not aware of any other Hebrew-English yellow page directory or a yellow page directory that is published specifically for the Hasidic and ultra-Orthodox Jewish communities in the New York metropolitan area. By focusing on the special needs of the Hebrew speaking and the Hasidic and ultra-Orthodox Jewish communities, we believe that we have identified niche markets that allows us to compete effectively with our larger rivals.



    Unlike the JEWISH ISRAELI YELLOW PAGES and the MASTER GUIDE, NEWYELLOW will compete directly with the Bell Atlantic Yellow Pages and other smaller, English-only, general interest yellow page directories published by companies other than Bell Atlantic. In addition, since there are virtually no barriers to entry in this market, any company with a reasonable amount of capital, such as the RBOCs or publishers, are potential competitors. In addition, the Internet is growing rapidly and is a current and potential source of even greater competition. There are a number of online yellow page directories, including Big Yellow, owned by Bell Atlantic. Finally, strategic alliances could give rise to new or stronger competitors.



INTELLECTUAL PROPERTY



    To protect our rights to our intellectual property, we rely on a combination of federal, state and common law trademarks, service marks and trade names, copyrights and trade secret protection. We have registered some of our trademarks and service marks on the supplemental register of the United States and some of our trade names in Queens, New York and New Jersey. In addition, every directory we publish has been registered with the United States copyright office. The protective steps we have taken may be inadequate to deter misappropriation of our proprietary information. We may be unable to detect the unauthorized use of, or take steps to enforce, our intellectual property rights. In addition, although we believe that our proprietary rights do not infringe on the intellectual property rights of others, other parties may assert infringement claims against us or claims that we have violated a trademark, trade name, service mark or copyright belonging to them. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources on our part.

EMPLOYEES


    As of March 1, 1999, we employed three people, two of whom are full-time, and all of whom were employed in executive, managerial or administrative positions capacities. In addition, we retained the services of 10 administrative, accounting and production personnel, all of whom are independent contractors. Finally, we had a network of 65 sales representatives, 32 hired by us directly and 33 hired by the independent sales agencies that sell ads for our directories. We believe that our relationship with our employees and contractors is good. None of our employees is represented by a labor union.


FACILITIES


    Our executive and principal operating office is located in Queens, New York in 3,000 square feet. This space is occupied under a lease expiring October 30, 1999. The monthly rent is $4,552. After this offering is completed, we intend to enter into negotiations with the owner of the premises regarding a new lease. If we cannot reach an agreement within a reasonable amount of time, we will look for alternative space which we believe will be available on satisfactory terms. Our New Jersey sales office is located in an approximately 1,000 square foot facility in Fair Lawn, New Jersey. The space is leased on a month-to-month basis for $1,100 per month.



LEGAL PROCEEDINGS



    We are not a party to any material legal proceedings.

                                   MANAGEMENT


EXECUTIVE OFFICERS AND DIRECTORS



    Our executive officers and directors, including those who will take office on the effective date of this offering, and their respective ages, as of April 20, 1999, are as follows:



NAME                                         AGE                       POSITION
---------------------------------------      ---      ------------------------------------------
Assaf Ran..............................          33   Chief executive officer, president and
                                                      director
Dvir Langer............................          30   Vice president--sales and corporate
                                                      development nominee and director nominee
Eyal Huberfeld.........................          24   Vice president--sales and director
Hanan Goldenthal.......................          48   Chief financial and accounting officer,
                                                      treasurer and secretary
Yoram Evan.............................          32   Director nominee
Phillip Michals........................          29   Director nominee
Eran Goldshmid.........................          32   Director nominee



    All directors hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified. Officers are elected to serve subject to the discretion of the board of directors.



    Set forth below is a brief description of the background and business experience of our executive officers and directors:



    ASSAF RAN, our founder, has been our chief executive officer and president since our inception in 1989. In 1987 Mr. Ran founded Dapey Assaf Maagarei Mechirim, Ltd., a publishing company in Israel, and is a member of its board of directors.



    DVIR LANGER will become our vice president--sales and corporate development and will join our board of directors when this offering becomes effective. From August 1996 through April 1999, Mr. Langer was employed by Prudential Securities as a financial advisor. He has also been an employee of Cosmo Management Corporation, a real estate management firm, since May 1994. Mr. Langer received a BA degree in philosophy from the University of British Columbia in June 1993 and a JD from Brooklyn Law School in June 1996. He has been a member of the New York State Bar since February 1997.



    EYAL HUBERFELD has been our vice president--sales since June 1998 and a member of our board of directors since February 1999. From September 1997 through June 1998, was one of our independent sales representatives. From August 1996 to January 1997, Mr. Huberfeld worked for Yedeot Aharonot, an Israeli daily newspaper, as a marketing manager and consultant. Between March 1993 and March 1996, Mr. Huberfeld served in the Israeli Defense Force, in the bomb disposal unit.



    HANAN GOLDENTHAL has been our chief financial and accounting officer, treasurer and secretary since February 1999. For the last 10 years, he has been engaged in the practice of public accounting. Until December 1998, he was a principal of Goldenthal & Pankowski, CPAs, and since January 1999, he has been a principal of Goldenthal & Suss, CPAs, PC. From September 1995 to December 1998, he was also a principal of GP Business Solutions, Inc., a management consulting firm. Mr. Goldenthal has been our accountant since our inception. Mr. Goldenthal is a part-time employee and continues to practice accounting with Goldenthal & Suss, CPAs, PC. Mr. Goldenthal is a certified public accountant and received a BBA from Baruch College in June 1976.



    YORAM EVAN has been a member of our board of directors since October 1998. Since January 1999, he has been vice president of operations and finance and, since July 1997, a member of the board of directors of Netgrocer, an internet grocery company. From December 1997 to December 1998, he was the chief financial officer of American Value Brands, Inc., a food marketing company. From April 1996 to September 1997, Mr. Evan has acted as the managing partner of two investment funds in Israel, which he founded. From March 1992 to April 1996, Mr. Evan served in the budget department of the Israeli Ministry of Finance. Mr. Evan received a BA in economics in July 1991 and an MBA in February 1997 from the University of Tel Aviv in Israel.



    PHILLIP MICHALS will join our board of directors when this offering becomes effective. He is the founder and, since August 1996, the president of Up-Tick Trading, a consulting company to investment banking firms. Since July 1994, he has also been a principal and a vice president of Michals and Stockmen Consulting Inc., a management consulting firm. Mr. Michals received a BS degree in human resources from the University of Delaware in May 1992.



    ERAN GOLDSHMID will join our board of directors when this offering becomes effective. Since December 1998, he has been the general manager of the Carmiel Shopping Center in Carmiel, Israel. From April 1995 through December 1998, he was head of marketing at Environmental Engineering & Design Company, Ltd., Tel Aviv, Israel. From February 1993 through April 1995, he was head of a sales office for Yedioth Aharonath, an Israeli daily newspaper. Mr. Goldshmid received certification as a financial consultant in February 1993 from the School for Investment Consultants, Tel Aviv, Israel, and a BA in business administration from the University of Humberside, England in December 1998.



COMMITTEES OF THE BOARD OF DIRECTORS



    Our board of directors has established compensation and audit committees. Messrs. Evan, Michals and Goldshmid will be members of both committees, and Mr. Ran will be a member of the audit committee. The compensation committee will review and make recommendations to the board of directors regarding compensation matters. The compensation committee will also administer our stock option plan. The audit committee will meet with management and our independent public accountants to determine the adequacy of internal controls and other financial reporting matters.



EXECUTIVE COMPENSATION



    The following table sets forth certain information regarding compensation paid during the year ended December 31, 1998 to our chief executive officer. No other employee received compensation in excess of $100,000 for such year.



                                                                         OTHER ANNUAL           ALL OTHER
NAME                                           SALARY       BONUS        COMPENSATION         COMPENSATION
--------------------------------------------  ---------  -----------  -------------------  -------------------
Assaf Ran...................................  $  25,000          --               --                   --



    In addition, we advanced $295,262, net of repayments, to Mr. Ran in 1998. Mr. Ran will repay this loan out of the proceeds from the sale of his common shares offered by this prospectus.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



    Until after the consummation of this offering, we will not have a compensation committee or other board committee performing equivalent functions. Employment contracts with Messrs. Ran and Langer have been approved by the entire board of directors, consisting of Messrs. Ran, Huberfeld and Evan.



EMPLOYMENT CONTRACTS



    In March 1999, we entered into an employment agreement with Assaf Ran providing for his employment as president and chief executive officer until June 30, 2002 at an annual base salary of $75,000 and annual bonuses to be determined by the compensation committee in its sole and absolute discretion. Under the agreement, Mr. Ran is entitled to participate in all executive benefit plans and has agreed to a one-year non-competition period following the termination of the agreement except if his employment is terminated without cause or for good reason as defined in the agreement. A court may determine not to enforce, or only partially enforce, the non-compete provisions of this agreement. The agreement renews automatically for successive one-year terms until either party gives 180 days notice of its or his intention to terminate the agreement.



    In March 1999, we entered into a one-year employment agreement with Dvir Langer commencing simultaneously with the date of this offering, providing for his employment, as vice president--sales and corporate development. His compensation consists of commissions based on advertising revenue generated by him or other sales representatives whom he supervises. Mr. Langer is guaranteed a minimum base salary of $60,000. Under the agreement, Mr. Langer has agreed to a two-year non-competition period following the termination of the agreement. A court may determine not to enforce, or only partially enforce, the non-compete provisions of this agreement. The agreement renews automatically for successive one-year terms until either party gives 14 days notice of its or his intention to terminate the agreement.


1999 STOCK OPTION PLAN


    To attract and retain persons necessary for our success, in March 1999 our board of directors approved the adoption of the DAG Media, Inc. 1999 Stock Option Plan covering 124,000 common shares. Pursuant to our Stock Option Plan, officers, directors and key employees and consultants are eligible to receive incentive and/or non-qualified stock options. The Stock Option Plan, which has a term of 10 years from the date of its adoption, will be administered by the compensation committee. The selection of participants, allotment of shares, determination of price and other conditions relating to the purchase of options will be determined by the compensation committee in its sole discretion. Incentive stock options granted under the Stock Option Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the common shares on the date of the grant, except that the term of an incentive stock option granted under the Stock Option Plan to a shareholder owning more than 10% of the outstanding common shares may not exceed five years and its exercise price may not be less than 110% of the fair market value of the common shares on the date of the grant.



    When this offering becomes effective, options covering 43,324 common shares will be outstanding under our Stock Option Plan. None of these options are exercisable before the effective date of this offering. Options covering 21,000 common shares will be granted to our non-employee directors and are described in more detail below under the subheading "Compensation of directors." Options covering 14,884 common shares were granted to two of our employees. These options have an exercise price of $6.50 per share and a term of five years. The options granted to one employee will be exercisable immediately upon the effective date of this offering and the options granted to the other will be exercisable one year from the effective date of this offering. Options covering the remaining 7,440 common shares were granted to a person who is expected to become an employee before this offering, subject to her becoming an employee. They will have an exercise price equal to the fair market value on the date her employment commences or $6.50 if her employment commences before the effective date of this offering. Such options have a term of five years and are exercisable one year from the effective date of this offering. No other options have been granted under our 1999 Stock Option Plan.



COMPENSATION OF DIRECTORS



    Each director, other than employee directors, upon first taking office after the effective date of this offering will receive a one-time grant under the Stock Option Plan of options to purchase 7,000 common shares at a price equal to the fair market value on the date of grant. These options will vest immediately upon grant. In addition, each non-employee director will receive a $200 stipend for each board meeting he or she attends in person and reimbursement for travel expenses for attendance at meetings.



LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION



    Our certificate of incorporation limits the liability of individual directors for certain breaches of their fiduciary duty in performing their duties. The effect of this provision is to eliminate the liability of directors for monetary damages arising out of their failure, through negligent or grossly negligent conduct, to satisfy their duty of care, which requires them to exercise informed business judgment. The liability of directors under the federal securities laws is not affected. A director may be liable for monetary damages only if a claimant can show a breach of the individual director's duty of loyalty in performing their duties, a failure to act in good faith, intentional misconduct, a knowing violation of the law, an improper personal benefit or an illegal dividend or stock purchase.



    There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which we are required or permitted to provide indemnification. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.



    Our certificate of incorporation also provides that we will indemnify and hold harmless each of our directors or officers to the fullest extent authorized by the New York Business Corporation Law, against all expense, liability and loss, including attorneys fees, judgments, fines, Employee Retirement Income Security Act excise taxes or penalties and amounts paid or to be paid in settlement, reasonably incurred or suffered by such person in connection therewith.



    We have been informed that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act, as provided in our certificate of incorporation, is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              CERTAIN TRANSACTIONS


    During the year ended December 31, 1998, we advanced $295,262, net of repayments, to Assaf Ran, our principal shareholder. This amount is evidenced by a five-year promissory note bearing interest at 4.74% per annum and repayable in quarterly installments with interest only payable during the first two years and interest and principal payments payable over the last three years of the note. Mr. Ran is selling 75,000 of his common shares in this offering, the net proceeds of which will be used to repay this loan upon completion of this offering.



    In February 1999, we entered into an agreement with Dapey Assaf-Dapey Zahav, Dapey Assaf-Hamadrikh and their respective shareholders, including Mr. Ran, Eyal Huberfeld, one of our officers and directors, and Dvir Langer, who will become an officer and director on the effective date of this offering. Under this agreement, the shareholders agreed to exchange all of the shares that they own in Dapey Assaf-Dapey Zahav and Dapey Assaf-Hamadrikh for 1,726,190 of our common shares. This exchange will take place immediately before the effective date of this offering.



    In February 1999, our board of directors authorized the granting of options covering 7,444 common shares to Hanan Goldenthal, our chief financial and accounting officer. These options are not exercisable until this offering is effective and have an exercise of $6.50, the initial public offering price. In addition, the board of directors authorized the granting of options covering 7,000 common shares to each of Yoram Evan, Philip Michals and Evan Goldshmid, our non-employee directors. These options will not be exercisable until Messrs. Evan, Michals and Goldshmid take office, which will be on the effective date of this offering.



    At the time of the loan to Mr. Ran described above, we lacked independent directors to ratify the transaction and did not determine whether the terms of the loan were as favorable to us as those generally available from unaffiliated third parties. Our bylaws now provide that, all material transactions and loans between us and any of our affiliates must be on terms that are no less favorable than those that can be obtained from unaffiliated third parties. Also, all future material transactions, loans, and any foregiveness of loans involving affiliates must be approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to our or independent legal counsel.

                       PRINCIPAL AND SELLING SHAREHOLDERS


    The following table sets forth certain information regarding the beneficial ownership of common shares as of the date of this prospectus and as adjusted to reflect the sale of the common shares offered by this prospectus by:



    - each shareholder who we know owns beneficially more than 5% of our outstanding common shares,



    - each of our directors,



    - our chief executive officer and



    - all of our directors and executive officers as a group.



    In connection with this table:



    - The address of each person listed is c/o DAG Media, Inc., 125-10 Queens Boulevard, Kew Gardens, New York 11415.



    - As required by the rules and regulations of the Securities and Exchange Commission, number of common shares beneficially owned after this offering by Messrs. Goldenthal, Evan, Michals, and Goldschmid represents common shares issuable upon exercise of options that vest immediately upon the effective date of this offering.



    - All officers and directors as a group consists of five persons before this offering and seven persons after this offering.



    All of the common shares set forth in the following table are subject to agreements prohibiting the sale, assignment or transfer for a period of one year from the date of this prospectus without the prior written consent of Paulson. See "Underwriting" for more information about these agreements. Each person listed below has sole investment and voting power with respect to the common shares that he owns.



                                         BEFORE OFFERING                                       AFTER OFFERING
                                ----------------------------------                   ----------------------------------
                                   NUMBER OF       PERCENTAGE OF     COMMON SHARES      NUMBER OF       PERCENTAGE OF
                                 COMMON SHARES     COMMON SHARES      OFFERED BY      COMMON SHARES     COMMON SHARES
                                 BENEFICIALLY      BENEFICIALLY         SELLING       BENEFICIALLY      BENEFICIALLY
NAME OF BENEFICIAL OWNER(1)          OWNED             OWNED          SHAREHOLDER         OWNED             OWNED
------------------------------  ---------------  -----------------  ---------------  ---------------  -----------------
Assaf Ran.....................       1,488,095           86.21%           75,000          1,413,095           47.48%
Dvir Langer...................         148,809            8.62%               --            148,809            5.00%
Eyal Huberfeld................          29,762            1.72%               --             29,762            1.00%
Hanan Goldenthal..............              --              --                --              7,444               *
Yoram Evan....................              --              --                --              7,000               *
Phillip Michals...............              --              --                --              7,000               *
Eran Goldshmid................              --              --                --              7,000               *
All officers and directors as
  a group.....................       1,666,666           96.55%           75,000          1,620,110           53.92%


---------------------


*   Less than 1%

                          DESCRIPTION OF CAPITAL STOCK


    Our authorized capital stock consists of 25,000,000 common shares, par value $.001 per share, and 5,000,000 preferred shares, par value of $.01 per share. Prior to the consummation of the transactions in the agreement described in the next paragraph, we do not have any shares of capital stock issued and outstanding.



    We have entered into an agreement with Dapey Assaf-Dapey Zahav and Dapey Assaf-Hamadrikh and their respective shareholders, which provides that immediately prior to the effective date of this offering, the shareholders of Dapey Assaf-Dapey Zahav and Dapey Assaf-Hamadrikh, five individuals in total, will exchange all of their shares in those two companies for an aggregate of 1,726,190 of our common shares. Upon completion of this offering, there will be 2,976,190 of our common shares issued and outstanding. If the option we granted to the underwriters to purchase additional common shares from us in this offering is exercised in full we will have 3,174,940 common shares issued and outstanding. There are no preferred shares outstanding.



COMMON SHARES



    Subject to preferences that may apply to preferred shares outstanding at the time, the holders of outstanding common shares are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts that the board of directors determines. Each shareholder is entitled to one vote for each common share held on all matters submitted to a vote of shareholders. The holders of a majority of the common shares voted can elect all of the directors then standing for election. The common shares are not entitled to preemptive rights and are not subject to conversion or redemption. If we are liquidated or dissolved or our business is otherwise wound up, the holders of common shares would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities and the payment of the liquidation preference of any outstanding preferred shares. Each outstanding common share is, and all common shares to be outstanding upon completion of this offering will be, fully paid and nonassessable.



PREFERRED SHARES



    The board of directors has the authority, within the limitations and restrictions stated in our certificate of incorporation, to provide by resolution for the issuance of preferred shares, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions of the series of preferred shares, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of a series. Any issuance of preferred shares must be approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to our or independent legal counsel. The issuance of preferred shares could have the effect of decreasing the market price of the common shares and could adversely affect the voting and other rights of the holders of common shares.


OPTIONS


    We have reserved 124,000 common shares for issuance under our 1999 Stock Option Plan. When this offering is effective, options covering 43,324 common shares will be outstanding. See "Management -- 1999 Stock Option Plan" for a further description of our 1999 Stock Option Plan and the terms of the options that we have granted.



AUTHORIZED BUT UNISSUED SHARES



    The authorized but unissued common shares and preferred shares are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued common shares and preferred shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.



    The New York Business Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation does not impose any supermajority vote requirements.


LISTING ON NASDAQ SMALLCAP MARKET


    We applied to list the common shares on the Nasdaq SmallCap Market under the symbol "DAGM."


TRANSFER AGENT AND REGISTRAR


    The transfer agent and registrar for the common shares will be American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Before this offering, there was no public market for the common shares. We cannot predict the effect, if any, that sales of common shares or the availability of such shares for sale will have on the market price of the common shares prevailing from time to time. Future sales of substantial amounts of common shares in the public market, including shares issued upon the exercise of options to be granted pursuant to our 1999 Stock Option Plan, could adversely affect the prevailing market price of the common shares.



    Upon completion of this offering, we will have 2,976,190 common shares outstanding, or 3,174,940 if the option we granted to the underwriters to purchase additional common shares from us in this offering is exercised in full. Of these common shares, 1,325,000, or 1,523,750 if the option we granted to the underwriters to purchase additional common shares from us in this offering is exercised in full, will be freely transferable without restriction under the Securities Act of 1933, except for any shares held by someone who is our "affiliate" as that term is defined by the rules and regulations issued under the Securities Act. Common shares held by an affiliate will be subject to the resale limitations of Rule 144 promulgated under the Securities Act. The remaining 1,651,190 common shares held by existing shareholders are "restricted securities" as that term is defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 summarized below.



    As a result of the contractual restrictions described below and the provisions of Rule 144, the restricted securities will be available for sale in the public market subject to the volume limitations and other conditions of Rule
144. The shares could be available for resale immediately upon the expiration of the one-year lock-up period imposed by the lock-up agreements described below.



LOCK-UP AGREEMENTS



    All of our officers, directors and shareholders will sign lock-up agreements under which they will agree not to transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares, for a period of one year after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent Paulson. See "Underwriting" for a further discussion of the terms of the lock-up agreements.


RULE 144


    In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person, or persons whose shares are aggregated, who has beneficially owned common shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding common shares or the average weekly trading volume of the common shares on the Nasdaq SmallCap Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Under Rule 144(k) any person, or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without regard to the volume limitations, manner-of-sale provisions, public information requirements or notice requirements of Rule 144.



STOCK OPTIONS



    Following the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering 124,000 common shares reserved for issuance under our 1999 Stock Option Plan. The registration statement will become effective automatically upon filing. See "Management -- 1999 Stock Option Plan" for a further description of our 1999 Stock Option Plan and the terms of the options that will be outstanding on the effective date of this offering.

                                  UNDERWRITING


    The underwriters named below, for whom Paulson Investment Company, Inc. and Redwine & Company, Inc. are acting as representatives, have severally agreed, subject to the terms and conditions contained in an underwriting agreement with us, to purchase 1,250,000 common shares from us and 75,000 common shares from Assaf Ran, at the price set forth on the cover page of this prospectus, in accordance with the following table.



                                                                                NUMBER OF
UNDERWRITER                                                                   COMMON SHARES
---------------------------------------------------------------------------  ---------------
Paulson Investment Company, Inc............................................
Redwine & Company, Inc.....................................................

    Total..................................................................      1,325,000
                                                                             ---------------
                                                                             ---------------



    The underwriting agreement provides that the obligations of the underwriters to purchase common shares are subject to conditions. The underwriters are committed to purchase all the common shares offered by this prospectus if any common shares are purchased, other than the 198,750 common shares subject to the option granted by us to the underwriters to purchase additional common shares in this offering.



    The representatives have advised us that they propose to offer the common shares offered by this prospectus to the public at the initial public offering price set forth on the cover page of this prospectus, and to selected dealers at such price less a concession within their discretion and that the underwriters and selected dealers may reallow a concession to other dealers, including the underwriters, within the discretion of the representatives. After completion of the initial public distribution of the common shares offered by this prospectus, the public offering price, the concessions to selected dealers and the reallowance to their dealers may be changed by the representatives.



    We have granted the underwriters an option, expiring at the close of business 45 days after the date of this prospectus, to purchase up to an aggregate of 198,750 additional common shares from us on the same terms as set forth in this prospectus. The underwriters may exercise this option, in whole or in part, only to cover over-allotments, if any, incurred in the sale of the common shares offered by this prospectus.



    The representatives have informed us that they do not expect to confirm sales of common shares offered by this prospectus on a discretionary basis.



    Until the distribution of the common shares offered by this prospectus is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase common shares. As an exception to these rules, the underwriters may engage in certain transactions that stabilize the price of the common shares. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common shares. If the underwriters create a short position in connection with the offering, that is, if they sell more common shares than are set forth on the cover page of this prospectus, the representatives may reduce that short position by purchasing common shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the option granted by us to purchase additional common shares described above.



    The representatives may also impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase common shares in the open market to reduce the underwriters' short position or to stabilize the price of the common shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those securities as part of this offering.



    In general, the purchase of a security to stabilize or to reduce a short position could cause the price of the security to be higher than it might be otherwise. The imposition of a penalty bid might also affect the price of a security to the extent that it were to discourage resales of the security. Neither we nor the underwriters make any representation of predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, neither we nor the underwriters represent that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.



    The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act and for contribution by us and the underwriters to payments that may be required to be made in respect thereof. To the extent that we are permitted to indemnity of our directors, officers and controlling persons for liabilities under the Securities Act under to the underwriting agreement, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.



    We have agreed to pay Paulson a nonaccountable expense allowance equal to three percent of the gross proceeds from the sale of the common shares offered by us by this prospectus, of which $35,000 has already been paid. If this offering is not consummated, any nonaccountable portion of the advanced payment will be promptly returned to us.



    Assaf Ran, the selling shareholder, has also agreed to pay Paulson a nonaccountable expense allowance equal to three percent of the gross proceeds from the sale of his common shares offered by this prospectus. Additionally, Mr. Ran has agreed to pay the registration fee of the Securities and Exchange Commission and the blue sky filing fees attributable to the common shares he is selling by this prospectus, as well as his pro rata share of the underwriting discounts and commissions.

    We have agreed to issue warrants to the representatives to purchase from the Company up to 132,500 common shares at an exercise price per share equal to $7.80 per share. These warrants are exercisable during the four-year period beginning one year from the date of this prospectus. These warrants are not transferable for one year from the date of issuance, except to an individual who is either a partner or an officer of an underwriter, by will or by the laws of descent and distribution and are not redeemable. We have agreed to maintain an effective registration statement with respect to the issuance of the common shares underlying these warrants, if necessary, to allow their public resale without restriction, at all times during the period in which they are exercisable. These common shares are being registered on the registration statement of which this prospectus is a part.



    We have agreed that, for a period of one year following the closing of this offering, in general we will not offer, sell, contract to sell, grant any option for the sale or otherwise dispose of any of our securities without Paulson's consent, other than with respect to option grants under our 1999 Stock Option Plan. Our officers, directors and the shareholders also have agreed that, for a period of one year following this offering, they will not offer, sell, contract to sell, grant any option for the sale or otherwise dispose of any common shares (other than intra-family transfers or transfers to trusts for estate planning purposes) without Paulson's consent, which consent will not be unreasonably withheld. They have also agreed that for the five-year period beginning on the date of this prospectus that they will notify Paulson before they sell common shares under Rule 144.



    Before this offering, there has been no public market for the common shares. Accordingly, the initial public offering price of the common shares offered by this prospectus was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price of the common shares offered by this prospectus were:


    - our history and our prospects,

    - the industry in which we operate,

    - the status and development prospects for our proposed products and services,

    - our past and present operating results and the trends of such results,


    - the previous experience of our executive officers, and



    - the general condition of the securities markets at the time of this offering.



The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the common shares. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the common shares can be resold at or above the initial public offering price.

                                 LEGAL MATTERS


    The validity of the common shares offered by this prospectus will be passed upon for us and for Mr. Ran by Morse, Zelnick, Rose & Lander, LLP, New York, New York. Weiss, Jensen, Ellis & Howard, Portland, Oregon, has acted as counsel to the underwriters named in this prospectus in connection with this offering.


                                    EXPERTS


    Our consolidated financial statements and the financial statements of Dapey Assaf-Hamadrikh included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect to those statements, and are included in this prospectus in reliance upon their authority as experts in giving those reports.


                      WHERE YOU CAN FIND MORE INFORMATION


    We have filed a registration statement on Form SB-2 under the Securities Act with respect to our common shares with the Securities and Exchange Commission. This prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules. For further information with respect to us and our common shares, you should refer to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and in each instance you should refer to the copy of that contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. You may inspect a copy of the registration statement and the accompanying exhibits and schedules without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13(th) Floor, New York, New York 10048, and you may obtain copies of all or any part of the registration statement from such offices upon the payment of the fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is HTTP://WWW.SEC.GOV.


    We intend to furnish our shareholders with annual reports containing financial statements audited by its independent certified public accountants.

                         DAG MEDIA, INC. AND SUBSIDIARY
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Public Accountants...................................................................        F-2
Consolidated Balance Sheet at December 31, 1998............................................................        F-3
Consolidated Statements of Operations for the years ended December 31, 1997 and 1998.......................        F-4
Consolidated Statements of Shareholders' Equity for the years ended December 31, 1997 and 1998.............        F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1997 and 1998.......................        F-6
Notes to Consolidated Financial Statements.................................................................        F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

    After the consummation of the exchange discussed in notes 1 and 8 to the consolidated financial statements, the undersigned would be able to render the following audit report.


                                         Arthur Andersen LLP


New York, New York
March 10, 1999

To the Shareholders of DAG Media, Inc.:


    We have audited the accompanying consolidated balance sheet of DAG Media, Inc. (a New York corporation) and subsidiary as of December 31, 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1997 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DAG Media, Inc. and subsidiary as of December 31, 1998, and the results of their operations and their cash flows for the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles.

                         DAG MEDIA, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1998

                                      ASSETS
Current assets:
  Cash and cash equivalents............................................  $  310,185
  Trade accounts receivable (less allowance of $451,378 for doubtful
    accounts)..........................................................   1,652,972
  Directories in progress..............................................     623,335
  Deferred tax asset...................................................      21,000
                                                                         ----------
    Total current assets...............................................   2,607,492
                                                                         ----------

Fixed assets, net of accumulated depreciation of $18,041...............      90,383
                                                                         ----------

Other noncurrent assets:
  Shareholder loan receivable..........................................     221,347
  Investment in affiliate..............................................      41,875
  Deposits.............................................................       9,093
                                                                         ----------
    Total assets.......................................................  $2,970,190
                                                                         ----------
                                                                         ----------

                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses................................  $   84,110
  Advance billings for unpublished directories.........................   1,832,341
  Income taxes payable.................................................     358,000
  Deferred taxes payable...............................................     171,000
                                                                         ----------
    Total current liabilities..........................................   2,445,451
                                                                         ----------

Shareholders' equity:
  Common shares, $.001 par value; 1,250,000 shares issued and
    outstanding........................................................       1,250
  Additional paid-in capital...........................................         150
  Retained earnings....................................................     523,339
                                                                         ----------
    Total shareholders' equity.........................................     524,739
                                                                         ----------

    Total liabilities and shareholders' equity.........................  $2,970,190
                                                                         ----------
                                                                         ----------

The accompanying notes are an integral part of this consolidated balance sheet.

                         DAG MEDIA, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998


                                                                                        1997            1998
                                                                                   --------------  --------------
Net advertising revenues.........................................................  $    2,501,754  $    2,759,092
Publishing costs.................................................................         441,535         377,983
                                                                                   --------------  --------------
      Gross profit...............................................................       2,060,219       2,381,109

Operating costs and expenses:
  Selling expenses...............................................................         922,124         946,315
  Administrative and general expenses............................................         658,956         765,233
                                                                                   --------------  --------------
      Total operating costs and expenses.........................................       1,581,080       1,711,548
                                                                                   --------------  --------------
Earnings from operations before provision for income taxes and equity income.....         479,139         669,561

Provision for income taxes.......................................................         240,000         329,000

Equity in earnings of affiliate..................................................          16,012          17,035
                                                                                   --------------  --------------
      Net income.................................................................  $      255,151  $      357,596
                                                                                   --------------  --------------
                                                                                   --------------  --------------

  Basic and diluted net income per common share outstanding......................  $          .20  $          .29
                                                                                   --------------  --------------
                                                                                   --------------  --------------

  Basic and diluted weighted average number of common shares outstanding.........       1,250,000       1,250,000
                                                                                   --------------  --------------
                                                                                   --------------  --------------


                The accompanying notes are an integral part of these
                       consolidated financial statements.

                         DAG MEDIA, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998


                                                                            ADDITIONAL     RETAINED
                                                                  COMMON      PAID-IN      EARNINGS
                                                                  SHARES      CAPITAL     (DEFICIT)       TOTAL
                                                                 ---------  -----------  ------------  ------------
Balance, December 31, 1996.....................................  $   1,250   $     150   $    (89,408) $    (88,008)

  Net income for the year ended December 31, 1997..............     --          --            255,151       255,151
                                                                 ---------       -----   ------------  ------------

Balance, December 31, 1997.....................................      1,250         150        165,743       167,143

  Net income for the year ended December 31, 1998..............     --          --            357,596       357,596
                                                                 ---------       -----   ------------  ------------

Balance, December 31, 1998.....................................  $   1,250   $     150   $    523,339  $    524,739
                                                                 ---------       -----   ------------  ------------
                                                                 ---------       -----   ------------  ------------


                The accompanying notes are an integral part of these
                       consolidated financial statements.

                         DAG MEDIA, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998


                                                                                            1997          1998
                                                                                        ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................................................................  $    255,151  $    357,596
  Adjustments to reconcile net income to net cash provided by operating activities--
      Depreciation and amortization...................................................         3,917        13,094
      Provision for bad debts.........................................................       136,155       208,909
      Changes in operating assets and liabilities--
        Accounts receivable...........................................................      (779,747)     (837,513)
        Directories in progress.......................................................          (531)     (243,945)
        Deferred tax asset............................................................        40,000       --
        Other current and noncurrent assets...........................................        (1,002)      --
        Accounts payable and accrued expenses.........................................       (41,124)          592
        Advance billing for unpublished directories...................................       320,434       605,998
        Income and deferred taxes payable.............................................       200,000       329,000
                                                                                        ------------  ------------
                 Net cash provided by operating activities............................       133,253       433,731
                                                                                        ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in affiliate, net........................................................       (16,012)      (17,035)
  Purchase of fixed assets............................................................       (80,219)      (17,905)
                                                                                        ------------  ------------
                 Net cash used in investing activities................................       (96,231)      (34,940)
                                                                                        ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Loans to shareholder, net...........................................................       (11,819)     (221,347)
                                                                                        ------------  ------------
                 Net cash used in financing activities................................       (11,819)     (221,347)
                                                                                        ------------  ------------
                 Net increase in cash.................................................        25,203       177,444

Cash and cash equivalents, beginning of year..........................................       107,538       132,741
                                                                                        ------------  ------------

Cash and cash equivalents, end of year................................................  $    132,741  $    310,185
                                                                                        ------------  ------------
                                                                                        ------------  ------------


                The accompanying notes are an integral part of these
                       consolidated financial statements.

                         DAG MEDIA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                           DECEMBER 31, 1997 AND 1998


1. COMPANY BACKGROUND AND SUMMARY

    EXCHANGE

    DAG Media, Inc. (the "Company" or "DAG") was incorporated in the State of New York in February 1999. Immediately prior to the initial public offering ("IPO") (see note 8), Assaf Ran, the sole shareholder of Dapey Assaf-Dapey Zahav, Ltd. ("DAZ"), will exchange all of his shares in DAZ for 1,250,000 Common Shares of the Company and all of his shares in Dapey Assaf-Hamadrikh Leassakim Israelim Be New York, Ltd. ("DAH"), an entity in which he has a 50% interest, for 238,095 Common Shares of the Company. In addition, the minority shareholders of DAH who own the remaining 50% of DAH will exchange all of their shares in DAH for 238,095 Common Shares of the Company. As a result, DAZ and DAH will become wholly owned subsidiaries of the Company. DAH is reflected in the accompanying consolidated financial statements as an investment in affiliate. (See notes 2 and 8.)

    NATURE OF BUSINESS


    The Company publishes and distributes yellow page directories in print and online. DAG's primary product is a bilingual (English--Hebrew) yellow page directory called The Jewish Israeli Yellow Pages (the "JI Directory"). It was first published in February 1990 and has been published in February and August of each year since February 1991 and covers the New York metropolitan area. In October 1998, the Company published the initial edition of a smaller, English-only yellow page directory called The Jewish Master Guide (the "Master Guide"), which is distributed to certain orthodox Jewish communities in the New York metropolitan area. The JI Directory and the Master Guide are published on DAG's web site at the address WWW.PORTY.COM (the "Portal"). The Company also provides its customers and users with a referral service.


2. SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements of DAG include the accounts of DAG and DAZ. Significant intercompany accounts and transactions have been eliminated in consolidation. The Company's 50% investment in DAH, the operating and financial policies of which the Company is able to influence significantly, is accounted for using the equity method of accounting. Accordingly, the Company's share of the net earnings in DAH is included in consolidated net income.

                         DAG MEDIA, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1998


2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

    DIRECTORIES IN PROGRESS/ADVANCE BILLINGS FOR UNPUBLISHED DIRECTORIES

    Directories in progress include direct costs applicable to unpublished directories. Advance billings for unpublished directories arise from prepayments on advertising contracts. Upon publication, revenue and the related expense are recognized.

    FIXED ASSETS

    Fixed assets are recorded at cost. Depreciation is provided on a straight-line basis to distribute costs evenly over the useful economic lives of the assets involved.

    INCOME TAXES

    The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

    REVENUE RECOGNITION

    Advertising revenues are recognized under the point-of-publication method, which is the method generally followed by publishing companies. Under this method, revenues and expenses are recognized when the related directories are published.

                         DAG MEDIA, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1998


2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    EARNINGS PER SHARE

    Basic and diluted earnings per share are calculated in accordance with Financial Accounting Standard Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." Under this standard, basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. diluted earnings per share includes the potential dilution from the exercise of outstanding dilutive stock options and warrrants for common shares using the treasury stock method. As of December 31, 1998, the stock option plan (see note 7) was not in effect. Accordingly there is no difference between basic and fully diluted earnings per share.

    STOCK-BASED COMPENSATION

    In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." This statement establishes a fair market value based method of accounting for an employee stock option but allows companies to continue to measure compensation cost for those plans using the intrinsic value based method prescribed by APB Opinion No. 25 "Accounting for Stock Issued to Employees." Companies electing to continue using the accounting under APB Opinion No. 25 must, however, make pro forma disclosure of net income and earnings per share as if the fair value based method of accounting in SFAS No. 123 had been applied. The Company has elected to account for its stock-based compensation awards to employees and directors under the accounting prescribed by APB Opinion No. 25, under which no compensation cost has been recognized. The Company will be required to make pro forma disclosures at December 31, 1999.

    SEGMENT DISCLOSURE

    In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS 131, applicable to public companies, established new standards for reporting information about operating segments in annual financial statements. The disclosure prescribed by SFAS 131 is effective beginning with the year ended December 31, 1998. The Company does not believe that it operates in more than one segment.

                         DAG MEDIA, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1998


3. FIXED ASSETS

                                                                         DECEMBER 31, 1998
                                                                         -----------------
Office equipment.......................................................    $      26,620
Automobile.............................................................           64,598
Leasehold improvement..................................................           17,206
                                                                         -----------------
  Total fixed assets...................................................          108,424

Less: accumulated depreciation.........................................          (18,041)
                                                                         -----------------
  Fixed assets, net of accumulated depreciation........................    $      90,383
                                                                         -----------------
                                                                         -----------------

4. SHAREHOLDER LOAN

    During the year ended December 31, 1998, the Company advanced $221,347 to Assaf Ran, its principal shareholder. In addition, Mr. Ran owes $73,915 to DAH. The aggregate amount owed by Mr. Ran, $295,262, is evidenced by a five-year promissory note bearing interest at 4.74% per annum and repayable in quarterly installments with interest only payable during the first two years and interest and principal payments payable over the last three years of the note.

5. INCOME TAXES

    The provision for income taxes consists of the following:

                                                                   FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                                --------------------------
                                                                    1997          1998
                                                                ------------  ------------
Current taxes:
  Federal.....................................................  $    (13,000) $    218,000
  State.......................................................        (8,000)      140,000
                                                                ------------  ------------
    Total current taxes.......................................       (21,000)      358,000
                                                                ------------  ------------
Deferred taxes:
  Federal.....................................................       159,000       (18,000)
  State.......................................................       102,000       (11,000)
                                                                ------------  ------------
    Total deferred taxes......................................       261,000       (29,000)
                                                                ------------  ------------
    Provision for income taxes................................  $    240,000  $    329,000
                                                                ------------  ------------
                                                                ------------  ------------

                         DAG MEDIA, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1998


5. INCOME TAXES (CONTINUED)
    Deferred tax assets (liabilities) are comprised of the following:

                                                            FOR THE YEARS ENDED DECEMBER
                                                                        31,
                                                           ------------------------------
                                                               1997            1998
                                                           -------------  ---------------
Accounts receivable......................................  $    (469,000) $      (675,000)
Prepaid expenses.........................................       (174,000)        (285,000)
Other deferred tax liabilities, net......................       --                (50,000)
                                                           -------------  ---------------
    Gross deferred tax liability.........................       (643,000)      (1,010,000)
                                                           -------------  ---------------

Advance billings for unpublished directories.............        564,000          839,000
Other deferred tax asset, net............................          4,000        --
                                                           -------------  ---------------
    Gross deferred tax asset.............................        568,000          839,000
                                                           -------------  ---------------
    Net deferred tax liability...........................  $     (75,000) $      (171,000)
                                                           -------------  ---------------
                                                           -------------  ---------------

    The Company is on the cash method of accounting for tax purposes. The deferred tax items indicated above are primarily a result of recognizing items of income or expense under the cash method in a different period from when those items are recognized for accrual basis financial purposes. The provision for income taxes on income differs from the amount computed by applying the U.S. federal income tax rate (34%) because of the effect of the following items:

                                                                   FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                                --------------------------
                                                                    1997          1998
                                                                ------------  ------------
Tax at U.S. federal income tax rate...........................  $    163,000  $    228,000
State income taxes, net of U.S. federal income tax benefit....        62,000        85,000
Other.........................................................        15,000        16,000
                                                                ------------  ------------
    Provision for income taxes................................  $    240,000  $    329,000
                                                                ------------  ------------
                                                                ------------  ------------

6. COMMITMENTS AND CONTINGENCIES

    In March 1999 the Company entered into employment agreements with its two principal officers. One agreement was entered into with Assaf Ran providing for his employment as President and Chief Executive Officer through June 30, 2002. The agreement renews automatically for successive one-year periods until either party gives

                         DAG MEDIA, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1998


6. COMMITMENTS AND CONTINGENCIES (CONTINUED)
180 days written notice of its intention to terminate the agreement. Under the agreement, Mr. Ran will receive an annual base salary of $75,000, annual bonuses as is determined by the Compensation Committee in its sole and absolute discretion and participation in all executive benefit plans. Under the agreement Mr. Ran has also agreed to a one-year non-competition period following the termination of the agreement so long as the Company is not in breach of the agreement. The other agreement is with Dvir Langer providing for his employment as Vice President-Sales and Corporate Development. The employment term is for one year commencing upon the closing of the IPO. This agreement is renewable for additional one-year terms until either party gives 14 days written notice of its intention to terminate the agreement. Under the agreement, Mr. Langer will receive a minimum base salary of $60,000. Under the agreement, Mr. Langer has agreed to a two-year non-competition period following the termination of his agreement.

    LITIGATION

    From time to time in the normal course of business, the Company is party to various claims and/or litigation. Management believes that the settlement of all such claims and/or litigation, considered in the aggregate, will not have a material adverse effect on the Company's financial position and results of operations.

7. STOCK OPTION PLAN

    To attract and retain persons necessary for the success of the Company, in March 1999, the Board of Directors approved the adoption of DAG Media, Inc. 1999 Stock Option Plan ("the Stock Option Plan") covering 124,000 Common Shares. Pursuant to this Stock Option Plan, officers, directors and key employees and consultants are eligible to receive incentive and/or non-qualified stock options. The Stock Option Plan, which has a term of ten years from the date of its adoption, will be administered by the Compensation Committee. The selection of participants, allotment of shares, determination of price and other conditions relating to the purchase of options will be determined by the Compensation Committee, in its sole discretion. Incentive stock options granted under the Stock Option Plan are exercisable for a period of up to ten years from the date of grant at an exercise price which is not less than the fair market value of the Common Shares on the date of grant, except that the term of an incentive stock option granted under the Stock Option Plan to a shareholder owning more than 10% of the outstanding Common Shares may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common

                         DAG MEDIA, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1998


7. STOCK OPTION PLAN (CONTINUED)
Shares on the date of grant. The Company will grant options covering 22,324 Common Shares as of the effective date of the IPO. These options will have an exercise price equal to the initial public offering price per Common Share in the IPO (see note 8) and will have a five-year term. The Options granted to the employees are intended to qualify as incentive stock options. Options granted to one employee will vest immediately and the options granted to the other two persons will vest one year from the date of the IPO.

8. SUBSEQUENT EVENTS: INITIAL PUBLIC OFFERING


    On March 10, 1999, the Company filed a registration statement with the Securities and Exchange Commission to register 1,325,000 Common Shares at an expected IPO price of $6.50 per share. Of the 1,325,000 Common Shares offered, 1,250,000 are being offered by the Company and 75,000 are being offered by Assaf Ran, the Company's principal shareholder. Mr. Ran will use the net proceeds from the sale of his shares to repay his loan from the Company. (See note 4.) The Company expects to realize proceeds of approximately $6,600,000 from the sale of its Common Shares, net of commissions and offering expenses.



    In connection with the IPO, the Company entered into an Exchange Agreement with Dapey Assaf-Dapey Zahav Ltd. ("DAZ"), Dapey Assaf-Hamadrikh Le Assakim Be New York Ltd. ("DAH") and the shareholders of DAZ and DAH. Pursuant to the Exchange Agreement, the shareholders of DAZ and DAH will exchange all of their common shares in DAZ and DAH, as the case may be, for Common Shares of the Company and DAZ and DAH will become wholly owned subsidiaries of the Company. The exchange will be accounted for under the purchase method of accounting, resulting in a "step up" in the basis of the Company's assets to the extent of the interests of the minority shareholders. The value of the minority interest is estimated to be $1,393,000 (assuming a 10% discount from the anticipated IPO price) and is allocated among the assets of the Company based on their relative fair market values. Of this amount, approximately $42,000 will be allocated to the Company's tangible assets, $350,000 will be allocated to the Company's trademarks, trade names and other intellectual property and $1.0 million will be allocated to goodwill. The amounts allocated to the Company's intellectual property and goodwill will be amortized on a straight-line basis over 25 years, or approximately $54,000 per year, after the IPO.

          DAPEY ASSAF--HAMADRIKH LEASSAKIM ISRAELIM BE NEW YORK, LTD.


                         INDEX TO FINANCIAL STATEMENTS


                                                                                                              PAGE
                                                                                                            ---------
Report of Independent Public Accountants..................................................................       F-15
Balance Sheet at October 31, 1998.........................................................................       F-16
Statements of Operations for the years ended October 31, 1997 and 1998....................................       F-17
Statements of Shareholders' Equity for the years ended October 31, 1997 and 1998..........................       F-18
Statements of Cash Flows for the years ended October 31, 1997 and 1998....................................       F-19
Notes to Financial Statements.............................................................................       F-20

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders of Dapey Assaf-Hamadrikh Leassakim Israelim Be New York,
Ltd.:



    We have audited the accompanying balance sheet of Dapey Assaf-Hamadrikh Leassakim Israelim Be New York, Ltd. as of October 31, 1998, and the related statements of operations, shareholders' equity and cash flows for the years ended October 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dapey Assaf-Hamadrikh Leassakim Israelim Be New York, Ltd. as of October 31, 1998, and the results of its operations and its cash flows for the years ended October 31, 1997 and 1998, in conformity with generally accepted accounting principles.



                                                  Arthur Andersen LLP


New York, New York
March 10, 1999

           DAPEY ASSAF-HAMADRIKH LEASSAKIM ISRAELIM BE NEW YORK, LTD.


                                 BALANCE SHEET
                                OCTOBER 31, 1998


                                                      ASSETS
Current assets:
  Cash..............................................................................................  $     75,140
Fixed assets, net of accumulated depreciation of $10,525............................................         9,315
Other noncurrent assets:
  Shareholder loan receivable.......................................................................        73,915
                                                                                                      ------------
    Total assets....................................................................................  $    158,370
                                                                                                      ------------
                                                                                                      ------------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.............................................................  $     74,620
Shareholders' equity:
  Common shares, no par value; 200 shares authorized; 100 shares issued and outstanding.............         1,000
  Retained earnings.................................................................................        82,750
                                                                                                      ------------
    Total shareholders' equity......................................................................        83,750
                                                                                                      ------------
    Total liabilities and shareholders' equity......................................................  $    158,370
                                                                                                      ------------
                                                                                                      ------------


       The accompanying notes are an integral part of this balance sheet.

           DAPEY ASSAF-HAMADRIKH LEASSAKIM ISRAELIM BE NEW YORK, LTD.



                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED OCTOBER 31, 1997 AND 1998



                                                                                              1997        1998
                                                                                           ----------  ----------
Net revenues, related party..............................................................  $   75,728  $   76,825
Operating costs and expenses:
  Selling expenses.......................................................................      10,301      10,912
  Administrative and general expenses....................................................      26,403      23,844
                                                                                           ----------  ----------
    Total operating costs and expenses...................................................      36,704      34,756
                                                                                           ----------  ----------
Earnings from operations before provision for income taxes...............................      39,024      42,069
Provision for income taxes...............................................................       7,000       8,000
                                                                                           ----------  ----------
Net income...............................................................................  $   32,024  $   34,069
                                                                                           ----------  ----------
                                                                                           ----------  ----------


    The accompanying notes are an integral part of these financial statements.

           DAPEY ASSAF-HAMADRIKH LEASSAKIM ISRAELIM BE NEW YORK, LTD.


                       STATEMENTS OF SHAREHOLDERS' EQUITY


                 FOR THE YEARS ENDED OCTOBER 31, 1997 AND 1998


                                                                                 COMMON     RETAINED
                                                                                 SHARES     EARNINGS     TOTAL
                                                                                ---------  ----------  ----------
Balance, October 31, 1996.....................................................  $   1,000  $   16,657  $   17,657
  Net income for the year ended October 31, 1997..............................     --          32,024      32,024
                                                                                ---------  ----------  ----------
Balance, October 31, 1997.....................................................      1,000      48,681      49,681
  Net income for the year ended October 31, 1998..............................     --          34,069      34,069
                                                                                ---------  ----------  ----------
Balance, October 31, 1998.....................................................  $   1,000  $   82,750  $   83,750
                                                                                ---------  ----------  ----------
                                                                                ---------  ----------  ----------

   The accompanying notes are an integral part of these financial statements.

           DAPEY ASSAF-HAMADRIKH LEASSAKIM ISRAELIM BE NEW YORK, LTD.


                            STATEMENTS OF CASH FLOWS


                 FOR THE YEARS ENDED OCTOBER 31, 1997 AND 1998



                                                                                            1997         1998
                                                                                         -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...........................................................................  $    32,024  $    34,069
  Adjustments to reconcile net income to net cash provided by operating activities-
      Depreciation.....................................................................        3,130        1,595
      Loss on retirement of fixed assets...............................................           --          180
      Changes in operating assets and liabilities-
        Accounts payable and accrued expenses..........................................        2,824       70,025
        Deposits.......................................................................        4,400           --
                                                                                         -----------  -----------
          Net cash provided by operating activities....................................       42,378      105,869
                                                                                         -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Loans to shareholder, net............................................................      (44,532)     (38,915)
                                                                                         -----------  -----------
          Net cash used in financing activities........................................      (44,532)     (38,915)
                                                                                         -----------  -----------
          Net increase (decrease) in cash..............................................       (2,154)      66,954
Cash, beginning of year................................................................       10,340        8,186
                                                                                         -----------  -----------
Cash, end of year......................................................................  $     8,186  $    75,140
                                                                                         -----------  -----------
                                                                                         -----------  -----------


   The accompanying notes are an integral part of these financial statements.

           DAPEY ASSAF-HAMADRIKH LEASSAKIM ISRAELIM BE NEW YORK, LTD.


                         NOTES TO FINANCIAL STATEMENTS


                           OCTOBER 31, 1997 AND 1998


1. COMPANY BACKGROUND

NATURE OF BUSINESS


    Dapey Assaf-Hamadrikh Leassakim Israelim Be New York, Ltd ("the Company" or "DAH") acts as an agent on behalf of Dapey Assaf-Dapey Zahav, LTD. ("DAZ") (see note 5) and represents DAZ in the collection of advertising fees from its customers. DAH also owns the Jewish Israeli Yellow Pages and The Jewish Referral Service registered trademarks and service marks.


2. SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEAR

    The Company's fiscal year ends on October 31.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

FIXED ASSETS

    Fixed assets are recorded at cost. Depreciation is provided on a straight-line basis to distribute costs evenly over the useful economic lives of the assets involved.

INCOME TAXES

    The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

           DAPEY ASSAF-HAMADRIKH LEASSAKIM ISRAELIM BE NEW YORK, LTD.

                           OCTOBER 31, 1997 AND 1998


2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
REVENUE RECOGNITION


    The Company has entered into an agreement with DAZ, a related entity, to represent DAZ in the collection of advertising fees from its customers. All of the Company's revenue in the current and prior year was derived from the agreement. (See note 5.)



3. FIXED ASSETS



                                                                             OCTOBER 31,
                                                                                1998
                                                                           ---------------
  Automobile.............................................................   $      19,840
  Less-Accumulated depreciation..........................................         (10,525)
                                                                           ---------------
    Fixed assets, net of accumulated depreciation........................   $       9,315
                                                                           ---------------
                                                                           ---------------



4. SHAREHOLDER LOAN



    During the year ended October 31, 1998, the Company advanced $73,915 to Assaf Ran, its 50% shareholder, which is evidenced by a five-year promissory note bearing interest at 4.74% per annum and repayable in quarterly installments with interest only payable during the first two years and interest and principal payments payable over the last three years of the note.


5. RELATED PARTY TRANSACTIONS


    As discussed in note 1, the Company has an agreement with DAZ to collect advertising fees from its customers. The agreement also includes reimbursement of all commission and marketing expenses incurred by DAH on behalf of DAZ. Management believes that the fees charged are consistent with those that would be available from an unrelated party.

           DAPEY ASSAF-HAMADRIKH LEASSAKIM ISRAELIM BE NEW YORK, LTD.

                           OCTOBER 31, 1997 AND 1998


6. INCOME TAXES

    The provision for income taxes consists of the following:

                                                                      FOR THE YEARS ENDED
                                                                          OCTOBER 31,
                                                                      --------------------
                                                                        1997       1998
                                                                      ---------  ---------
Current taxes:
  Federal...........................................................  $   5,656  $   6,310
  State.............................................................      1,344      1,690
                                                                      ---------  ---------
    Provision for income taxes......................................  $   7,000  $   8,000
                                                                      ---------  ---------
                                                                      ---------  ---------


    The provision for income taxes differs from the amount computed by applying the U.S. federal income tax rates because of the effect of the following items:


                                                                      FOR THE YEARS ENDED
                                                                          OCTOBER 31,
                                                                      --------------------
                                                                        1997       1998
                                                                      ---------  ---------
Tax at U.S. federal income tax rate.................................  $   5,656  $   6,310
State income taxes, net of U.S. federal income tax benefit..........      1,344      1,690
                                                                      ---------  ---------
    Provision for income taxes......................................  $   7,000  $   8,000
                                                                      ---------  ---------
                                                                      ---------  ---------

7. SUBSEQUENT EVENTS: INITIAL PUBLIC OFFERING


    On March 10, 1999, DAG Media, Inc. ("DAG") filed a registration statement with the Securities and Exchange Commission to register 1,325,000 Common Shares at an expected IPO price of $6.50 per share. Of the 1,325,000 Common Shares offered, 1,250,000 are being offered by DAG and 75,000 are being offered by Assaf Ran, the Company's principal shareholder. Mr. Ran will use the net proceeds from the sale of his shares to repay his loan from the Company. (See note 4.) DAG expects to realize proceeds of approximately $6,600,000 from the sale of the Common Shares, net of commissions and offering expenses.



    In connection with the IPO, DAG entered into an Exchange Agreement with DAZ, DAH and the shareholders of DAZ and DAH. Pursuant to the Exchange
Agreement, the shareholders of DAZ and DAH will exchange all of their common shares in DAZ and DAH, as the case may be, for Common Shares of DAG and DAZ and DAH will become wholly owned subsidiaries of DAG. The exchange will be accounted for under the purchase method of accounting, resulting in a "step up" in the basis of DAG's assets to the extent of the interests of the minority shareholders of

           DAPEY ASSAF-HAMADRIKH LEASSAKIM ISRAELIM BE NEW YORK, LTD.

                           OCTOBER 31, 1997 AND 1998


7. SUBSEQUENT EVENTS: INITIAL PUBLIC OFFERING (CONTINUED)
DAH. The value of the minority interest is estimated to be $1,393,000 (assuming a 10% discount from the anticipated IPO price) and is allocated among the assets of the Company based on their relative fair market values. Of this amount, approximately $42,000 will be allocated to DAG's tangible assets, $350,000 will be allocated to the DAG's trademarks, trade names and other intellectual property and $1.0 million will be allocated to goodwill. The amounts allocated to the DAG's intellectual property and goodwill will be amortized on a straight-line basis over 25 years, or approximately $54,000 per year, after the IPO.

                        DAG MEDIA, INC. AND SUBSIDIARIES


              INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED


                              FINANCIAL STATEMENTS



                                                                                                              PAGE
                                                                                                            ---------
Unaudited Pro Forma Condensed Consolidated Financial Statements...........................................       F-25
Unaudited Pro Forma Condensed Consolidated Balance Sheet..................................................       F-26
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.........................................       F-27
Unaudited Pro Forma Condensed Consolidated Statement of Operations........................................       F-29
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations...............................       F-30

                        DAG MEDIA, INC. AND SUBSIDIARIES
                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS



    The following unaudited pro forma condensed consolidated financial statements as of and for the year ended December 31, 1998 have been derived from the application of pro forma adjustments to the historical consolidated financial statements of DAG Media, Inc. and those of Dapey Assaf-Hamadrikh Leassakim Israelim Be New York, Ltd. The unaudited pro forma condensed consolidated balance sheet gives effect to the transaction by which Dapey Assaf-Hamadrikh became a wholly owned subsidiary of DAG Media as if it occurred on December 31, 1998 and the unaudited pro forma consolidated statement of operations information for the year ended December 31, 1998 gives effect to that transaction as if it occurred on January 1, 1998. The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of DAG Media's results of operations or financial condition would have been assuming that the transaction by which Dapey Assaf-Hamadrikh becomes a wholly owned subsidiary of DAG Media had occurred on such dates, nor does it purport to be indicative of DAG Media's future operating results or financial condition.



    The acquisition of the minority interest of Dapey Assaf-Hamadrikh will be accounted for using the purchase method of accounting. The purchase method of accounting allocates the aggregate purchase price to the assets acquired and liabilities assumed based upon their respective fair values. The excess purchase price over the fair value of net assets acquired, was approximately $1.3 million and has been allocated to goodwill and trademarks.

                        DAG MEDIA, INC. AND SUBSIDIARIES


            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1998


                                                                        HISTORICAL
                                                              ------------------------------
                                                                                  10/31/98
                                                                 12/31/98       DAPEY ASSAF-    PRO FORMA
                                                              DAG MEDIA, INC.    HAMADRIKH     ADJUSTMENTS       PRO FORMA
                                                              ---------------   ------------   ------------     -----------
ASSETS
  Current assets:
    Cash and cash equivalents...............................    $  310,185        $ 75,140     $    --           $  385,325
    Trade accounts receivable, net..........................     1,652,972          --              (74,620)(a)   1,578,352
    Directories in progress.................................       623,335          --              --              623,335
    Deferred tax asset......................................        21,000          --              --               21,000
                                                              ---------------   ------------   ------------     -----------
      Total current assets..................................     2,607,492          75,140          (74,620)      2,608,012
                                                              ---------------   ------------   ------------     -----------
    Fixed assets, net.......................................        90,383           9,315          --               99,698
                                                              ---------------   ------------   ------------     -----------
Other noncurrent assets:
    Intangibles.............................................                        --            1,350,981(b)    1,350,981
    Shareholder loan receivable.............................       221,347          73,915          --              295,262
    Investment in affiliate.................................        41,875          --              (41,875)(c)           0
    Deposits................................................         9,093          --              --                9,093
                                                              ---------------   ------------   ------------     -----------
      Total assets..........................................    $2,970,190        $158,370     $  1,234,486      $4,363,046
                                                              ---------------   ------------   ------------     -----------
                                                              ---------------   ------------   ------------     -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
    Due to Dapey Assaf......................................    $  --             $ 74,620     $    (74,620)(a)  $  --
    Accounts payable and accrued expenses...................        84,110          --              --               84,110
    Advance billings for unpublished directories............     1,832,341          --              --            1,832,341
    Income taxes payable....................................       358,000          --              --              358,000
    Deferred taxes payable..................................       171,000          --              --              171,000
                                                              ---------------   ------------   ------------     -----------
      Total current liabilities.............................     2,445,451          74,620          (74,620)      2,445,451
                                                              ---------------   ------------   ------------     -----------
Shareholders' equity:
    Common shares...........................................         1,250           1,000             (524)          1,726
    Additional paid-in capital..............................           150               0        1,392,380       1,392,530
    Retained earnings.......................................       523,339          82,750          (82,750)        523,339
                                                              ---------------   ------------   ------------     -----------
      Total shareholders' equity............................       524,739          83,750        1,309,106(c)    1,917,595
                                                              ---------------   ------------   ------------     -----------
      Total liabilities and shareholders' equity............    $2,970,190        $158,370     $  1,234,486      $4,363,046
                                                              ---------------   ------------   ------------     -----------
                                                              ---------------   ------------   ------------     -----------


 The accompanying notes and management's assumptions to the unaudited pro forma condensed consolidated financial statements are integral parts of this statement

                        DAG MEDIA, INC. AND SUBSIDIARIES


              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

                                 BALANCE SHEET


(a) Reflects the elimination of the intercompany payable/receivable.



(b) Hamadrikh acquistion



       Immediately prior to the effective date of the initial public offering, DAG Media, Inc. ("DAG"), pursuant to an Exchange Agreement among DAG, Dapey Assaf-Dapey Zahav, Ltd. ("DAZ"), Dapey Assaf-Hamadrikh Le Assakim Be New York, Ltd. ("DAH") and the shareholders of DAZ and DAH, will acquire all of the outstanding shares of capital stock of DAH in exchange for an aggregate of 476,190 of its common shares. Of this amount, 238,095 common shares represent DAG's 50% interest in DAH. The remaining 238,095 common shares issued to the minority shareholders of DAH will be accounted for under the purchase method of accounting, resulting in a "step up" in the basis of the DAH's assets. The deemed purchase price for these assets is the value of the DAG common shares received by the minority shareholders of DAH. For this purpose, the value of such share is deemed to be 90% of the initial public offering price. Assuming that the actual offering price of the shares offered hereby is $6.50 per share, the deemed purchase price will be approximately $1,393,000 million.



       Set forth below is DAG's allocation of the purchase price to the DAH assets:



Aggregate purchase price..............................  $1,392,856
    Less: net book value of assets acquired...........      41,875
                                                        ----------
Excess of cost over net book value of assets
  acquired............................................  $1,350,981
                                                        ----------
                                                        ----------


       Allocation of excess of cost over net book value of assets acquired:

Goodwill..............................................  $1,000,981
Trademarks............................................     350,000
                                                        ----------
    Total.............................................  $1,350,981
                                                        ----------
                                                        ----------


       The portion of the purchase price allocated to the intangible assets is based on an estimated value of these assets by DAG.


       The estimated useful lives are as follows:


Trademarks..............................................   25 years
Goodwill................................................   25 years

                        DAG MEDIA, INC. AND SUBSIDIARIES


              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

                                 BALANCE SHEET


(c) Reflects the adjustments to shareholders' equity as follows:



Elimination of DAZ common shares......................  $     (500)
Elimination of intercompany investment................        (500)
Issuance of common shares in connection with the
  acquisition of DAH..................................         476
                                                        ----------
    Subtotal..........................................        (524)
                                                        ----------
Additional paid-in capital:
    Additional paid-in capital from issuance of common
      shares in connection with the acquisition of
      DAH.............................................   1,392,380
Retained earnings:
    Elimination of DAH historical retained earnings...     (41,375)
    Elimination of intercompany investment............     (41,375)
                                                        ----------
                                                           (82,750)
                                                        ----------
      Total...........................................  $1,309,106
                                                        ----------
                                                        ----------

                        DAG MEDIA, INC AND SUBSIDIARIES


                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998


                                                                             HISTORICAL
                                                                   ------------------------------
                                                                                       10/31/98
                                                                      12/31/98       DAPEY ASSAF-     PRO FORMA
                                                                   DAG MEDIA, INC.    HAMADRIKH      ADJUSTMENTS      PRO FORMA
                                                                   ---------------   ------------   -------------     ----------
Net advertising revenues.........................................    $2,759,092        $76,825       $   --           $2,835,917
Publishing costs.................................................       377,983         --               --              377,983
                                                                   ---------------   ------------   -------------     ----------
      Gross profit...............................................     2,381,109         76,825           --            2,457,934
Operating costs and expenses:
  Selling expenses...............................................       946,315         10,912           --              957,227
  Administrative expenses........................................       765,233         23,844            104,039(a)     893,116
                                                                   ---------------   ------------   -------------     ----------
      Total operating costs and expenses.........................     1,711,548         34,756            104,039      1,850,343
                                                                   ---------------   ------------   -------------     ----------
Earnings from operations before provision for income taxes and
  equity income..................................................       669,561         42,069            104,039        607,591
Provision (benefit) for income taxes.............................       329,000          8,000            (25,000)(b)    312,000
Equity in earnings of affiliate..................................        17,035         --                 17,035(c)      --
                                                                   ---------------   ------------   -------------     ----------
Net income.......................................................    $  357,596        $34,069       $     96,074     $  295,591
                                                                   ---------------   ------------   -------------     ----------
                                                                   ---------------   ------------   -------------     ----------
Basic and diluted net income per common share outstanding........         $0.29         --               --                $0.17
                                                                   ---------------   ------------   -------------     ----------
                                                                   ---------------   ------------   -------------     ----------
Basic and diluted weighted number of common shares outstanding...     1,250,000         --               --            1,726,190
                                                                   ---------------   ------------   -------------     ----------
                                                                   ---------------   ------------   -------------     ----------


 The accompanying notes and management's assumptions to the unaudited pro forma condensed consolidated financial statements are integral parts of this statement

                        DAG MEDIA, INC AND SUBSIDIARIES
  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS



(a) Pro forma adjustments to administrative and general expenses include:



    Amortization of intangibles for the year ended December 31, 1998.....  $  54,039
    Pro forma effect of increase compensation expense for chief executive
      officer............................................................     50,000
                                                                           ---------
      Total..............................................................  $ 104,039
                                                                           ---------
                                                                           ---------
(b)  The income tax benefit reflects a reduction in income taxes due to increased administrative expenses.

(c)  Reflects the elimination of equity in earnings of affiliate.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


    YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          7
Use of Proceeds................................         15
Dividend Policy................................         16
Capitalization.................................         17
Dilution.......................................         18
Selected Financial Data........................         19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         20
Business.......................................         26
Management.....................................         35
Certain Transactions...........................         40
Principal and Selling Shareholders.............         41
Description of Capital Stock...................         42
Shares Eligible for Future Sale................         44
Underwriting...................................         46
Legal Matters..................................         49
Experts........................................         49
Where You Can Find Additional Information......         49
Index to DAG Media, Inc. and Subsidiary
  Consolidated Financial Statements............        F-1
Index to Dapey Assaf-Hamadrikh Leassakim Be New
  York, Ltd. Financial Statements..............       F-14
Index to DAG Media, Inc. and Subsidiaries
  Unaudited Pro Forma Condensed Consolidated
  Financial Statements.........................       F-24



    THROUGH AND INCLUDING         , 1999, ALL BROKER-DEALERS THAT BUY, SELL OR
TRADE THESE COMMON SHARES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THEIR OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                            1,325,000 COMMON SHARES

                                     [LOGO]

                                DAG MEDIA, INC.

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                        PAULSON INVESTMENT COMPANY, INC.


                            REDWINE & COMPANY, INC.


                                        , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS


    Sections 722 and 723 of the New York Business Corporation Law grant to the Company the power to indemnify the officers and directors of the Company as follows:

    (a) A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

    (b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

    (c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interest of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

    (d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

    Payment of indemnification other than by court award is as follows:

    (a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

    (b) Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

        (1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

        (2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs:

           (A) By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

           (B) By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

           (C) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amounts as, and to the extent, required by paragraph (a) of section 725.

    The Company's Certificate of Incorporation provides as follows:

    "TENTH: (a) RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigation (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Business Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights that said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall incur to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Business Corporation Law requires, the payment of such expenses incurred by a director or officer (in his or her capacity as a director or officer and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

    "(b) RIGHT OF CLAIMANT TO BRING SUIT. If a claim under paragraph (a) of this
Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Business Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Business Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

    "(c) NON-EXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

    "(d) INSURANCE. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Business Corporation Law.

    "ELEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity, except for the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law."

    The Underwriting Agreement provides for reciprocal indemnification between the Company and its controlling persons, on the one hand, and the Underwriters and their respective controlling persons, on the other hand, against certain liabilities in connection with this Offering, including liabilities under the Securities Act of 1933, as amended.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION



    The following are the expenses of the issuance and distribution of the securities being registered, other than underwriting commissions and expenses, all of which will be paid by us. Other than the SEC registration fee and the NASD filing fees and the underwriter's nonaccountable expenses, all of such expenses are estimated.


Registration fee......................................................  $  3,217.67
NASD fee..............................................................  $  1,593.79
Nasdaq SmallCap Market listing fee....................................  $  6,523.75*
Printing expenses.....................................................  $ 62,500.00*
Accounting fees and expenses..........................................  $180,000.00*
Legal fees and expenses...............................................  $165,000.00*
State securities law fees and expenses................................  $ 30,000.00*
Transfer agent and registrar fees and expenses........................  $  3,500.00*
Underwriter's nonaccountable expenses.................................  $258,375.00
Miscellaneous.........................................................  $  3,914.79*
                                                                        -----------
    Total.............................................................  $714,625.00
                                                                        -----------
                                                                        -----------

---------------------

*   Estimated.


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES



    None of DAG Media, Dapey Assaf-Dapey Zahav, Ltd. or Dapey Assaf-Hamadrikh Leassakim Israelim Be New York, Ltd. has issued any unregistered securities in the last three years. Prior to the consummation of the exchange described below, DAG Media does not have any shares of capital stock issued and outstanding. DAG Media, Dapey Assaf-Dapey Zahav, Dapey Assaf-Hamadrikh and the shareholders of Dapey Assaf-Dapey Zahav and Dapey Assaf-Hamadrikh have entered into an agreement. As provided in this agreement, immediately before the effective date of this offering, Assaf Ran, the sole shareholder of Dapey Assaf-Dapey Zahav, will exchange all of his shares in that company for 1,250,000 common shares of DAG Media and Assaf Ran, Dvir Langer, Eyal Huberfeld, Avi Shefi and Daniel Frank, the shareholders of Dapey Assaf-Hamadrikh, will exchange all of their shares in that company for 476,190 common shares of DAG Media. Consequently, Dapey Assaf-Dapey Zahav and Dapey Assaf-Hamadrikh will become wholly owned subsidiaries of DAG Media.



    The issuance of the common shares in the exchange transaction described above is exempt from registration under Section 4(2) of the Securities Act. Messrs. Ran and Huberfeld are executive officers and directors of DAG Media. Mr. Langer will become an executive officer and director of DAG Media on the effective date of this offering. Messrs. Shefi and Frank are owners of the independent sales agencies that have entered into sales agency agreements with DAG Media. Except with respect to Mr. Ran's 75,000 common shares being registered in this registration statement, all of the shareholders have agreed that they are acquiring their common shares for investment purposes only and without a view towards distribution and each certificate evidencing such shares will bear an appropriate restrictive legend.



    In February 1999 the board of directors authorized the granting of options to the following persons. All options are nontransferable, have a five-year term and are subject to this offering being effective.



                            NUMBER OF
                          COMMON SHARES                                                      EXERCISE
NAME                   COVERED BY OPTIONS             EXERCISE DATE                      PRICE PER SHARE
---------------------  -------------------  ----------------------------------  ----------------------------------
Hanan Goldenthal.....           7,444       Effective Date of Offering                        $6.50

Edith Grossman.......           7,440       1st Anniversary of Effective Date                 $6.50
                                             of Offering

Avital Rubino........           7,440       The later of the (1) first          $6.50 if the exercise date is the
                                             anniversary of effective date of    first anniversary of the
                                             this offering and (2) first         effective date of this offering
                                             anniversary of date she first       or the fair market value of a
                                             becomes an employee                 common share on the date she
                                                                                 becomes an employee if the first
                                                                                 exercise date is the first
                                                                                 anniversary of the date she first
                                                                                 becomes an employee

Yoram Evan...........           7,000       Effective Date of Offering                        $6.50

Philip Michels.......           7,000       Effective Date of Offering                        $6.50

Evan Goldschmid......           7,000       Effective Date of Offering                        $6.50



    All common shares issued pursuant to these options will be held for investment and without a view towards distribution or sale and all share certificates evidencing the shares underlying such options will be appropriately legended. Accordingly, the issuance of such shares will be exempt from registration under Section 4(2) of the Securities Act.

ITEM 27. EXHIBITS

(A) EXHIBITS:


  EXHIBIT
    NO.      DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------

        1.1  Form of Underwriting Agreement(1)
        2.1  Form of Exchange Agreement(1)
        3.1  Certificate of Incorporation of the Company(1)
        3.2  Bylaws of the Company(1)
        4.1  Specimen Stock Certificate
        4.2  Form of Representatives' Warrant(1)
        5.1  Opinion of Morse, Zelnick, Rose & Lander, LLP(1)
       10.1  Form of DAG Media, Inc. 1999 Stock Option Plan(1)
       10.2  Form of Employment Agreement between the Company and Assaf Ran(1)
       10.3  Form of Employment Agreement between the Company and Dvir Langer(1)
       10.4  Intentionally ommitted*
       10.5  Intentionally ommitted*
       10.6  Form of Promissory Note of Assaf Ran(1)
       23.1  Consent of Arthur Andersen LLP
       23.2  Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit 5.1)(1)
       24    Power of Attorney (included in signature page)(1)
       27    Financial data schedule (2)
       99.1  Officer and Director Nominee Consent (Dvir Langer)(1)
       99.2  Director Nominee Consent (Phillip Michals)(1)
       99.3  Director Nominee Consent (Eran Goldshmid)(1)


---------------------

*   To be filed by amendment.


(1) Previously filed



(2) Previously filed with respect to DAG Media, Inc. and subsidiary. Included herewith with respect to Dapey Assaf-Hamadrikh Leassakim Israelim Be New York, Ltd.



ITEM 28. CERTAIN UNDERTAKINGS



    A. The undersigned registrant hereby undertakes:



    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;


        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.



    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



    (4) To provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.



    (5) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.



    (6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



    B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 1 to Registration Statement No. 333-74203 to be signed on its behalf by the undersigned, in the City of New York, State of New York on April 23, 1999.


                                DAG MEDIA, INC.

                                BY:                /S/ ASSAF RAN
                                       -------------------------------------
                                                ASSAF RAN, PRESIDENT


    In accordance with the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement No. 333-74203 has been signed below by the following persons in the capacities indicated on April 23, 1999.


          SIGNATURE                        TITLE
------------------------------  ---------------------------
        /s/ ASSAF RAN           President, Chief Executive
------------------------------    Officer and Director
          Assaf Ran

     /s/ HANAN GOLDENTHAL       Chief Financial and
------------------------------    Accounting Officer
       Hanan Goldenthal

      /s/ EYAL HUBERFELD        Director
------------------------------
        Eyal Huberfeld

        /s/ YORAM EVAN          Director
------------------------------
          Yoram Evan

  EXHIBIT
    NO.      DESCRIPTION
-----------  -----------------------------------------------------------------------------------
        1.1  Form of Underwriting Agreement(1)

        2.1  Form of Exchange Agreement(1)

        3.1  Certificate of Incorporation of the Company(1)

        3.2  Bylaws of the Company(1)

        4.1  Specimen Stock Certificate

        4.2  Form of Representatives' Warrant(1)

        5.1  Opinion of Morse, Zelnick, Rose & Lander, LLP(1)

       10.1  Form of DAG Media, Inc. 1999 Stock Option Plan(1)

       10.2  Form of Employment Agreement between the Company and Assaf Ran(1)

       10.3  Form of Employment Agreement between the Company and Dvir Langer(1)

       10.4  Intentionally omitted*

       10.5  Intentionally omitted*

       10.6  Form of Promissory Note of Assaf Ran(1)

       23.1  Consent of Arthur Andersen LLP

       23.2  Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit 5.1)(1)

       24    Power of Attorney (included in signature page)(1)

       27    Financial data schedule(2)

       99.1  Officer and Director Nominee Consent (Dvir Langer)(1)

       99.2  Director Nominee Consent (Phillip Michals)(1)

       99.3  Director Nominee Consent (Eran Goldshmid)(1)


---------------------

*   To be filed by amendment.


(1) Previously filed.



(2) Previously filed with respect to DAG Media, Inc. and subsidiary. Included herewith with respect to Dapey Assaf-Hamadrikh Leassakim Israelim Be New York, Ltd.